EXHIBIT 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and among

CAREPOINT PARTNERS HOLDINGS LLC,

THE MEMBERS OF CAREPOINT PARTNERS HOLDINGS LLC,

THE DIRECT AND INDIRECT SUBSIDIARIES OF THE COMPANY SET FORTH ON SIGNATURE PAGES HERETO,

WCP SELLER REP, LLC, AS THE REPRESENTATIVE,

and

BIOSCRIP, INC.

JUNE 16, 2013

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5H.	Company Material Contracts	22
5I.	Intellectual Property	24
5J.	Legal Proceedings	25
5K.	Licenses and Permits	25
5L.	Accreditations	26
5M.	Brokerage	26
5N.	Employee Benefit Plans	26
5O.	Insurance	28
5P.	Compliance with Applicable Laws	28
5Q.	Environmental	29
5R.	Employees	29
5S.	Compliance with Applicable Health Care Laws	31
5T.	Payor Relations	32
5U.	Transactions with Affiliates	33

Article 6 REPRESENTATIONS AND WARRANTIES OF BUYER		33
6A.	Organization and Corporate Power	33
6B.	Authorization; No Breach	33
6C.	Legal Proceedings	34
6D.	Financing	34
6E.	Brokerage	34
6F.	Plant Closings and Mass Lay-Offs	34

Article 7 TERMINATION		34
7A.	Termination	34
7B.	Effect of Termination	35

Article 8 RESTRICTIVE COVENANTS		35
8A.	Covenants Against Competition	35
8B.	Covenants Against Solicitation	36
8C.	Modification	37
8D.	Injunctive Relief; Other	37

Article 9 DEFINITIONS		37
9A.	Definitions	37
9B.	Usage	37

Article 10 INDEMNIFICATION		38
10A.	Indemnification by the Sellers and Owners	38
10B.	Indemnification by Buyer	39
10C.	Survival; Limitations on Liability	39
10D.	Exclusive Remedy	40
10E.	Termination of Indemnification	40
10F.	Procedures Relating to Indemnification	41
10G.	Certain Additional Matters	42

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Article 11 ADDITIONAL AGREEMENTS		45
11A.	Press Release	45
11B.	Confidentiality	45
11C.	Cooperation	46
11D.	Insurance	47
11E.	Benefit Matters	47
11F.	Employees	48
11G.	SEC Financial Statements and Auditor’s Consents	49
11H.	Certain Tax Matters	51
11I.	Expenses	51
11J.	Distributions from the Escrow Agreement	51
11K.	Certain Access Provisions	51
11L.	Consents	52
11M.	Receivables Collection	52
11N.	Designation and Replacement of Representative	53
11O.	Authority and Rights of Representative; Limitations on Liability	53
11P.	VA Contract	54
11Q.	Licenses and Permits	54
11R.	Rhode Island Home Health Agency License	55
11S.	ISI Telecom Services	55
11T.	Florida Home Health Agency License	55

Article 12 MISCELLANEOUS		55
12A.	Amendment and Waiver	55
12B.	Notices	56
12C.	Assignment	58
12D.	Severability	58
12E.	No Strict Construction	58
12F.	Captions	58
12G.	Complete Agreement	58
12H.	Company Disclosure Letter	58
12I.	No Additional Representations; Disclaimer	59
12J.	Counterparts; Electronic Delivery	60
12K.	Governing Law	60
12L.	CONSENT TO JURISDICTION	60
12M.	WAIVER OF JURY TRIAL	61
12N.	Payments under Agreement	61
12O.	Third-Party Beneficiaries and Obligations	61
12P.	Specific Performance	62
12Q.	Prevailing Party	62
12R.	Lender Protection	62

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LIST OF EXHIBITS

Exhibit A	Definitions
Exhibit B	Escrow Agreement
Exhibit C	Company Closing Certificate
Exhibit D	Buyer Closing Certificate
Exhibit E	Bill of Sale
Exhibit F	Power of Attorney
Exhibit G	Overlapping Branch Gross Profit Allocation
Exhibit H	Example Net Working Capital Calculation
Exhibit I	Owner Percentages

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of June 16, 2013 (the “Execution Date”), by and among (i) CarePoint Partners Holdings LLC, a Delaware limited liability company (the “Company”), (ii) the direct and indirect Subsidiaries of the Company set forth on signature pages hereto under the heading “Subsidiaries” (individually, a “Subsidiary” and collectively, the “Subsidiaries” and together with Company the “Sellers”), (iii) the members of the Company, each of whose name is set forth on signature pages hereto under the heading “Owners” (individually, an “Owner” and collectively, the “Owners”), and (iv) BioScrip, Inc., a Delaware corporation (“Buyer”). Unless otherwise defined herein, capitalized terms used herein are defined in Exhibit A attached hereto.

WHEREAS, the Sellers are engaged in the Business (as defined below); and

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Buyer desires to acquire and purchase from the Sellers, and the Sellers desire to sell, transfer and assign to Buyer, the Assets (as defined below) and assume the Assumed Liabilities (as defined below) for the consideration described herein; and

WHEREAS, the Owners own, directly or indirectly, all of the issued and outstanding equity securities of the Company and Buyer requires certain representations, warranties and covenants from the Owners with regard to the transactions contemplated herein.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and covenants herein contained, and intending to be legally bound, the parties hereto hereby agree as follows:

Article 1
PURCHASE AND SALE

1A.         Purchase and Sale of the Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Effective Time, and upon payment of the Estimated Purchase Price by Buyer in accordance with Section 1G, the Sellers shall sell, convey, transfer, assign and deliver to Buyer or its designees and Buyer or its designees shall purchase, receive and accept from Sellers all right, title and interest in and to the Assets (other than the Excluded Assets).

1B.         Excluded Assets. Notwithstanding anything contained in Section 1A or elsewhere in this Agreement, Buyer is not purchasing the Excluded Assets.

1C.         Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, in addition to payment of the Estimated Purchase Price by Buyer in accordance with Section 1G and as additional consideration for the Assets, Buyer shall assume all of the Assumed Liabilities.

1D.         Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, Buyer shall not assume or be deemed to assume and shall not be liable for the Excluded Liabilities. The intent and objective of Buyer and the Sellers is that, except for the Assumed

Liabilities, Buyer does not assume and no transferee liability shall attach to Buyer pertaining to any of the Excluded Liabilities.

1E.         Instrument of Transfer. The sale of the Assets and the assumption of the Assumed Liabilities as herein provided shall be effected at the Closing by the Assignment, Assumption and Bill of Sale, Assignment and Assumption Agreement in the form attached hereto as Exhibit E (the “Bill of Sale”).

1F.         Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the purchase and sale of the Assets and the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 300 North LaSalle Street, Chicago, Illinois 60654 at 10:00 a.m. local time on the latest of (i) the second Business Day following the satisfaction or waiver of the closing conditions set forth in Article 2 hereof (other than the conditions which by their nature are to be satisfied at the Closing), (ii) sixty-three (63) days following the date on which the Sellers send the complete change of ownership applications listed on Schedule 1F via overnight courier to the applicable regulatory agency located in Florida and Kentucky, or (iii) such other date as is mutually acceptable to Buyer and the Sellers. The date on which the Closing shall occur is referred to herein as the “Closing Date,” and the Closing shall be deemed effective as of 12:01 a.m. (Chicago time) (the “Effective Time”) on the Closing Date.

1G.         Closing Distributions.

(i)          At the Closing, on the terms and subject to the conditions set forth in this Agreement, Buyer shall pay to, or as directed by, the Representative (for the benefit of the Sellers) an aggregate amount in cash equal to the Estimated Purchase Price (less the Escrow Deposit Amount and the Holdback Amount), by wire transfer of immediately available funds from Buyer to the account or accounts designated by the Representative to Buyer (which account or accounts, together with the amounts payable to each Seller, shall be designated by the Representative in writing at least two (2) Business Days prior to the Closing Date).

(ii)         At the Closing, on the terms and subject to the conditions set forth in this Agreement, Buyer shall deliver, by wire transfer of immediately available funds, an aggregate amount equal to the Escrow Deposit Amount to the Escrow Agent for deposit into a separate escrow account (the “Escrow Account”) established pursuant to the terms of an escrow agreement, substantially in the form of Exhibit B attached hereto (the “Escrow Agreement”), among Buyer, the Representative and the Escrow Agent. The fees and expenses of the Escrow Agent shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by the Representative.

(iii)        At the Closing, on the terms and subject to the conditions set forth in this Agreement, the Company shall pay, or cause to be paid, to the intended beneficiaries thereof (as identified by the Company to Buyer at least two (2) Business Days prior to the Closing Date) (a) amounts due and owing pursuant to the Credit Facilities and (b) the liabilities of the Sellers set forth on Schedule 1G(iii).

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1H.         Purchase Price Adjustment.

(i)          Within sixty (60) days following the Closing Date, the Buyer shall prepare and deliver to the Representative (a) an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the Adjustment Calculation Time (the “Closing Balance Sheet”) and (b) a statement (the “Closing Statement”) setting forth the Buyer’s calculation of Closing Net Working Capital. The Closing Balance Sheet shall be prepared in accordance with the Accounting Principles. The Closing Statement shall be derived from the Closing Balance Sheet, and shall be prepared in accordance with the applicable definitions and other requirements set forth in this Agreement and in a manner consistent with the example set forth in Exhibit H attached hereto. During the sixty (60) days immediately following the Representative’s receipt of the Closing Balance Sheet and the Closing Statement and any period of dispute thereafter with respect thereto, Buyer shall (x) assist the Representative in the review of the Closing Balance Sheet and Closing Statement and provide the Representative and its representatives with reasonable access during normal business hours to the books and records (including work papers), supporting data, employees and accountants of the Business to the extent relevant to and for the sole purpose of their review of the Closing Balance Sheet and the Closing Statement, and (y) reasonably cooperate with the Representative and its representatives in connection with such review, including providing on a timely basis all other information necessary in connection with the review of the Closing Balance Sheet and the Closing Statement as is requested by the Representative or its representatives. The Closing Balance Sheet, the Closing Statement and the resulting calculation of Closing Net Working Capital shall become final and binding upon the parties hereto sixty (60) days following the Representative’s receipt thereof unless the Representative gives written notice of its disagreement (a “Notice of Disagreement”) to Buyer prior to such date; provided that the Closing Balance Sheet, the Closing Statement and the resulting calculation of Closing Net Working Capital shall become final and binding upon the parties hereto upon the Representative’s delivery, prior to the expiration of the sixty (60) day period, of written notice to Buyer of its acceptance of the Closing Balance Sheet and the Closing Statement. Any Notice of Disagreement shall specify in reasonable detail the nature and amount of any disagreement and the Representative’s alternative calculation of the disputed amounts, in each case, together with reasonably detailed supporting documentation to the extent the Representative has been provided sufficient information to specify such matters.

(ii)         If a timely Notice of Disagreement is received by Buyer, then the Closing Balance Sheet and the Closing Statement (as revised in accordance with this Section 1H(ii)), and the resulting calculation of Closing Net Working Capital, shall become final and binding upon the parties hereto on the earlier of (a) the date any and all matters specified in the Notice of Disagreement are finally resolved in writing by the Representative and Buyer and (b) the date any and all matters specified in the Notice of Disagreement not resolved by the Representative and Buyer are finally resolved in writing by the Arbiter (as defined below). The Closing Balance Sheet and the Closing Statement shall be revised to the extent necessary to reflect any resolution by the Representative and Buyer and any final resolution made by the Arbiter in accordance with this Section 1H(ii). During the thirty (30) days immediately following the delivery

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of a Notice of Disagreement or such longer period as the Representative and Buyer may agree in writing, the Representative and Buyer shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in the Notice of Disagreement, and all such discussions related thereto shall (unless otherwise agreed by Buyer and the Representative) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule. At the end of such thirty (30) day period or such longer period as the Representative and Buyer may agree in writing, the Representative and Buyer shall submit to McGladrey LLP (the “Arbiter”) for review and resolution of any and all matters (but only such matters) which remain in dispute and which were included in the Notice of Disagreement. Buyer and the Representative shall instruct the Arbiter to, and the Arbiter shall, make a final determination of the items included in the Closing Balance Sheet and the Closing Statement (to the extent such amounts are in dispute) in accordance with Accounting Principles and guidelines and procedures set forth in this Agreement and in a manner consistent with the example set forth in Exhibit H attached hereto. Buyer and the Representative will cooperate with the Arbiter during the term of its engagement. Buyer and the Representative shall instruct the Arbiter not to, and the Arbiter shall not, assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer, on the one hand, or the Representative, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or the Representative, on the other hand. Buyer and the Representative shall also instruct the Arbiter to, and the Arbiter shall, make its determination based solely on submissions by Buyer and the Representative that are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The submissions must be made within fifteen (15) days of engaging the Arbiter and copies of such submissions shall be provided to each party. The Closing Balance Sheet, the Closing Statement and the resulting calculation of Closing Net Working Capital shall become final and binding on the parties hereto on the date the Arbiter delivers its final resolution in writing to Buyer and the Representative (which final resolution shall be requested by the parties to be delivered not more than forty-five (45) days following submission of such disputed matters), and such resolution by the Arbiter shall not be subject to court review or otherwise appealable. The fees and expenses of the Arbiter pursuant to this Section 1H(ii) shall be borne by Buyer, on the one hand, and the Representative (on behalf of the Sellers), on the other hand, based upon the percentage which the aggregate portion of the contested amount not awarded to each party bears to the aggregate amount actually contested by such party.

(iii)        If the Estimated Purchase Price is less than the Purchase Price (such shortfall, the “Shortfall Amount”), Buyer shall, within five (5) Business Days after the Closing Balance Sheet and the Closing Statement become final and binding on the parties hereto pursuant to this Section 1H, make payment of the Shortfall Amount by wire transfer in immediately available funds to, or as directed by, the Representative (for the benefit of the Sellers).

(iv)        If the Estimated Purchase Price is greater than the Purchase Price (such excess, the “Excess Amount”), Buyer and the Representative shall deliver joint written instructions within five (5) Business Days after the Closing Balance Sheet and the Closing Statement become final and binding on the parties hereto pursuant to this Section

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1H, to the Escrow Agent instructing the Escrow Agent to make payment to Buyer, by wire transfer in immediately available funds of the Excess Amount from the Escrow Amount in the Escrow Account.

(v)         Buyer agrees that the working capital adjustment provided for in this Section 1H shall be the sole and exclusive remedies for the matters addressed or that could be addressed therein.

1I.          Purchase Price Allocation.

(i)          Within thirty (30) days following the final determination of the Purchase Price pursuant to Section 1H, the Representative and the Buyer shall mutually determine the allocation of the Purchase Price and the Assumed Liabilities among the Assets, which allocation shall be based on the methodology set forth on Schedule 1I.

(ii)         Neither Buyer nor the Sellers, nor any of their respective Affiliates, shall take any position (whether in audits, Tax Returns or otherwise) which is inconsistent with the determinations made pursuant to this Section 1I unless required to do so by applicable Law.

1J.         Holdback Payment. If and only if the Aggregate Actual Product Gross Profit for Year 1 equals or exceeds the amount set forth on Schedule 1J, Buyer shall pay an amount equal to Ten Million Dollars ($10,000,000) (the “Holdback Amount”) to, or as directed by, the Representative (for the benefit of the Sellers). The Buyer shall pay the Holdback Amount to, or as directed by, the Representative (for the benefit of the Sellers) within ninety (90) days after the first anniversary of the Closing Date, or, if later, on the date that the applicable Holdback Calculation become final in accordance with Section 1K. For the avoidance of doubt, the parties hereto agree that no amount shall be payable under this Section 1J if Aggregate Actual Product Gross Profit does not equal or exceed the amount set forth on Schedule 1J during Year 1.

1K.        Holdback Determination. Within forty-five (45) days after the last day of Year 1, Buyer shall prepare and deliver to the Representative a statement setting forth in reasonable detail the computation of the Aggregate Actual Product Gross Profit for Year 1 (the “Holdback Calculation”), including all necessary back-up calculations. The Representative shall have reasonable access to the employees of Buyer and its Subsidiaries and the books and records and working papers relating to the Business for the purpose of calculating or objecting to any Holdback Calculation. If the Representative has any objections to the Holdback Calculation, the Representative shall, within thirty (30) days of receipt of the Holdback Calculation or, if the Representative requests any books and records or working papers within thirty (30) days of its receipt of the Holdback Calculation, within thirty (30) days following the Representative’s receipt of the last of any requested materials, deliver to Buyer a statement setting forth any objections to the Holdback Calculation (the “Holdback Objections Statement”). The Holdback Objections Statement shall set forth in reasonable detail the basis for the items being disputed in good faith. The Sellers hereby waive the right to assert any objection, other than allegations of fraud, with respect to any Holdback Calculation that is not asserted in the Holdback Objections Statement delivered to Buyer. If the Holdback Objections Statement is not delivered to Buyer in accordance with this Section 1K, the Holdback Calculation shall be final and binding upon, and

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non-appealable by, the parties hereto. If the Representative delivers the Holdback Objections Statement to Buyer in accordance with this Section 1K, the Representative and Buyer shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within fifteen (15) days after delivery of the Holdback Objections Statement, the Representative or Buyer may at any time thereafter, with written notice to the other party, submit such dispute to the Arbiter and such dispute shall be resolved in accordance with the dispute resolution procedures set forth in Section 1H. The Representative and Buyer shall use their commercially reasonable efforts to cause the Arbiter to resolve all disagreements as promptly as practicable. The Holdback Calculation reflecting the resolution of the Dispute by the Arbiter shall be final and binding upon, and non-appealable by, the parties hereto and may be entered as a final judgment in any court of proper jurisdiction. The costs and expenses of the Arbiter shall be borne fifty percent (50%) by Buyer, on the one hand, and fifty percent (50%) by the Representative (on behalf of the Sellers), on the other hand.

1L.         Operation of the Business During Year 1. During Year 1, Buyer shall and shall cause its designees, Subsidiaries and Affiliates to (a) maintain separate books and records for the Business in a manner which permits determination of the Aggregate Actual Product Gross Profit for the Business; (b) deliver to the Company, within thirty (30) days after the end of each fiscal quarter, a calculation of Aggregate Actual Product Gross Profit for such fiscal quarter; (c) make a good faith, non-discriminatory effort to conduct sales and service activities in the Acquired Branch business in the ordinary course of Buyer’s business with respect to all home infusion-branch operations of Buyer; (d) not take or fail to take, any action with the purpose of avoiding the obligation to make the Holdback Payment; and (e) not sell, exchange, assign, or otherwise transfer to any Person substantially all of the assets used in any Non-Overlapping Branch or Overlapping Acquired Branch.

1M.         Payments to the Representative on behalf of the Sellers. Any amounts which, pursuant to this Agreement, are to be paid, distributed or released to, or as directed by, the Representative (for the benefit of the Sellers) shall (subject to the Representative’s rights pursuant to Section 11O (including to set aside and retain additional funds paid to or received by it, or to direct payment of additional funds to be paid to the Sellers pursuant to this Agreement at Closing or thereafter) to satisfy any Representative Expenses or potential Representative Expenses) be paid, or directed to be paid, by the Representative to or on behalf of the Sellers as determined by the Representative.

Article 2
CONDITIONS TO CLOSING

2A.         Conditions to All Parties’ Obligations. The obligation of each of the Owners, the Sellers and Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction, or waiver by Buyer and the Representative, of each of the following conditions:

(i)          Any applicable waiting periods under the HSR Act shall have expired or been terminated (the “HSR Approval”);

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(ii)         No injunction or order of any court or administrative agency of competent jurisdiction shall be in effect which restrains or prohibits the consummation of the transactions contemplated by this Agreement;

(iii)        Unless the VA Contract is otherwise terminated prior to the Closing by the VA, then to the extent permitted by the VA Contract and applicable Law, Buyer, or the applicable Subsidiary, on the one hand, and the Company, or the applicable Subsidiary of the Company, on the other hand, shall have duly executed the VA Subcontract Agreement described in Section 11P;

(iv)        Unless the VA Contract is otherwise terminated prior to the Closing by the VA, then to the extent permitted by the VA Contract and applicable Law, Buyer, or the applicable Subsidiary, on the one hand, and the Company, or the applicable Subsidiary, on the other hand, shall have jointly submitted to the VA a draft of a novation agreement, together with all other required information and documentation, for the VA Contract, in the form required by 48 CFR § 42.1204(i); and

(v)         This Agreement shall not have been terminated in accordance with Section 7A.

2B.         Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver by Buyer, of each of the following additional conditions:

(i)          The representations and warranties of the Owners and the Sellers contained in Article 4 and Article 5 of this Agreement (a) that are qualified as to or by Company Material Adverse Effect shall be true and correct as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), and (b) that are not qualified as to or by Company Material Adverse Effect shall be true and correct as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except for any failure of any such representation and warranty referred to in this clause (b) to be true and correct as does not and would not, individually or in the aggregate, have a Company Material Adverse Effect;

(ii)         The covenants and agreements of the Owners and the Sellers to be performed as of or prior to the Closing shall have been performed in all material respects;

(iii)        The Company shall have delivered to Buyer a certificate in the form of Exhibit C attached hereto dated the Closing Date and signed by an officer of the Company on behalf of the Sellers confirming the foregoing matters in Section 2B(i) and Section 2B(ii);

(iv)        The Company and each Subsidiary shall have delivered to Buyer certified copies of the resolutions or consents of the Company’s or the applicable Subsidiary’s board of managers or directors, as applicable, approving the transactions contemplated by this Agreement;

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(v)         The Company and each Subsidiary shall have delivered a certificate of good standing for Company and each Subsidiary from the Secretary of State of the entity’s state of organization or incorporation dated not more than thirty (30) days prior to the Closing Date;

(vi)        The Sellers shall have delivered the Bill of Sale signed by an authorized representative of each Seller;

(vii)       The Sellers shall have delivered evidence that the Liens and UCC financing statements set forth on Schedule 2B(vii) and any other Liens that do not constitute Permitted Encumbrances (if any) relating to the liabilities set forth on Schedule 1G(iii), including the payees with respect to the Credit Facilities, have been released or otherwise terminated or will be released upon payment pursuant to Section 1G(iii) pursuant to payoff letters, duly executed by each payee thereof and delivered to the Buyer;

(viii)      The Escrow Agreement shall have been executed by the Escrow Agent and the Company and shall have been delivered to Buyer;

(ix)         Buyer shall have received the Required Consents;

(x)          The Representative shall have delivered Exhibit I setting forth the percentage of amounts received by each Owner as of the Closing Date; and

(xi)         The Sellers shall have delivered to Buyer powers of attorney in the form attached as Exhibit F, each executed by the applicable Subsidiary, with respect to those Licenses and Permits of Sellers that an Affiliate of Buyer will operate under following Closing.

2C.         Conditions to the Owners’ and the Sellers’ Obligations. The obligation of each of the Owners and the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver by the Company, of each of the following additional conditions:

(i)          The representations and warranties of Buyer contained in Article 6 of this Agreement (a) that are qualified as to or by Buyer Material Adverse Effect or similar qualifier shall be true and correct as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), and (b) that are not qualified as to or by Buyer Material Adverse Effect shall be true and correct as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), and except for any failure of any such representation and warranty referred to in this clause (b) to be true and correct as does not and would not reasonably be expected to have a Buyer Material Adverse Effect;

(ii)         The covenants and agreements of Buyer to be performed as of or prior to the Closing shall have been performed in all material respects;

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(iii)        Buyer shall have delivered to the Company a certificate in the form of Exhibit D attached hereto dated the Closing Date and signed by an officer of Buyer on behalf of Buyer confirming the foregoing matters in Section 2C(i) and Section 2C(ii);

(iv)        The Buyer shall have delivered the Bill of Sale signed by an authorized representative of the Buyer;

(v)         Buyer shall have delivered to the Representative (on behalf of the Sellers) certified copies of the resolutions or consents of the board of directors of Buyer approving the transactions contemplated by this Agreement; and

(vi)        The Escrow Agreement shall have been executed by the Escrow Agent and Buyer and shall have been delivered to the Representative (on behalf of the Sellers).

Article 3
CERTAIN COVENANTS PRIOR TO THE CLOSING

3A.         Access. During the period from the date of this Agreement to the earlier of the Closing and the date that this Agreement is terminated in accordance with its terms, the Sellers shall grant to Buyer and its authorized representatives reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties, books and records of the Company and its Subsidiaries that are in the possession or under the control of the Company or any of its Subsidiaries for purposes relating to the transition of the Assets to Buyer; provided that (i) such access does not unreasonably interfere with the normal operations of the Company and its Subsidiaries, (ii) such access shall occur in such a manner as the Company reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement, (iii) all requests for access shall be directed to such Person as the Company may designate in writing from time to time, who shall initially be Dana Soper (the “Designated Contact”), and (iv) nothing herein shall require the Sellers to provide access to, or to disclose any information to, Buyer if such access or disclosure (x) would cause significant competitive harm to the Company or any of its Subsidiaries if the transactions contemplated by this Agreement are not consummated or (y) would be in violation of applicable Legal Requirements of any Governmental Entity (including the HSR Act and other antitrust laws) or the provisions of any agreement to which the Company or any of its Subsidiaries is a party. At the request of Buyer (with respect to any particular agreement), the Company shall use its commercially reasonable efforts to obtain all necessary waivers of confidentiality provisions in its agreements with third parties so that Buyer may review such agreements prior to the Closing (to the extent permitted by applicable Legal Requirements). Other than the Designated Contact or as expressly provided in this Agreement, Buyer is not authorized to and shall not (and shall cause its employees, agents, representatives and Affiliates not to) contact any officer, director, employee, manager, customer, supplier, distributor, lessee, lessor, lender or other material business relation of the Company or any of its Subsidiaries prior to the Closing without the prior written consent of the Designated Contact. Buyer shall, and shall cause its representatives to, abide by the terms of the Confidentiality Agreement with respect to such access and any information furnished to it or its representatives pursuant to this Section 3A. Notwithstanding the foregoing, the Sellers shall not be required to provide access to or disclose information if such access or such disclosure would (1) jeopardize the attorney-client, work product or similar privilege of the Person in possession

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or control of such information or (2) contravene any confidentiality agreement or obligation of the Person in possession or control of such information.

3B.         Ordinary Conduct of Business. During the period from the Execution Date to the earlier of the Closing and the date that this Agreement is terminated in accordance with its terms, the Sellers shall use their commercially reasonable efforts to conduct their business as presently conducted in the ordinary course of business, maintain its existence, keep available the services of the key employees and preserve the current relationships of the Sellers with the material payors and suppliers of, and other Persons which have significant business relationships with, the Sellers. In furtherance of the foregoing, except as (x) set forth on Section 3B of the Company Disclosure Letter, (y) otherwise consented to by Buyer in writing (which consent shall not be unreasonably withheld, conditioned or delayed and may be required and provided by electronic mail), or (z) otherwise contemplated by this Agreement or required pursuant to applicable Law, the Company shall not (and shall cause each of its Subsidiaries not to):

(i)          make any change in the conduct of the Business that is materially inconsistent with the past practice of the Company and its Subsidiaries;

(ii)         enter into a new agreement that would be included in the definition of Company Material Contracts if it had been entered into as of the date of this Agreement or amend in a material manner any of the Company Material Contracts;

(iii)        terminate any Company Material Contract (other than any expiration pursuant to its terms);

(iv)        acquire by merging or consolidating with, or agreeing to merge or consolidate with, or purchase substantially all the assets of, or otherwise acquire any business or any corporation, partnership, association or other business organization or division thereof;

(v)         effect any restructuring, reorganization or complete or partial liquidation;

(vi)        except in the ordinary course of business not materially inconsistent with past practice of the Company and its Subsidiaries, sell, lease, sublease, mortgage, pledge or otherwise encumber or dispose of any of the Leased Real Properties, material fixed assets or equipment owned by the Company or any of its Subsidiaries, or enter into any agreement regarding the foregoing;

(vii)       issue or sell any of its equity securities, securities convertible into its equity securities, or any options, warrants or other rights to purchase its equity securities, or enter into any agreement regarding the foregoing;

(viii)      incur, assume or otherwise guarantee any Debt, except (a) in the ordinary course of business consistent with past practices or (b) under the Credit Facilities;

(ix)         repurchase, redeem or otherwise acquire any of its equity securities;

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(x)          enter into any agreement with any Owner or any Affiliate of any Owner (other than compensation payments made to officers, managers and employees in the ordinary course of business);

(xi)         create or permit to be created, or enter into any arrangement which grants any Lien on any of the Assets other than Permitted Encumbrances;

(xii)        (a) make or grant any material bonus, any material compensation or salary increase, any material changes to any fringe benefits or severance benefits to any former or current employee or group of former or current employees, directors or officers (except in the ordinary course of business in accordance with past practice or as required by law or a current agreement which has been made available to the Buyer), (b) make or grant any material increase in any employee benefit plan or arrangement, or amend in any material respect or terminate any existing employee benefit plan or arrangement or severance agreement or employment contract or adopt any new employee benefit plan or arrangement or severance agreement or employment contract (except in the ordinary course of business or as required by law or a current agreement which has been made available to the Buyer), or (c) make any loans to any director, officer or employee (excluding any loans taken by employees under their respective 401(k) accounts or any advances of expenses to employees made in the ordinary course of business or otherwise in the ordinary course of business);

(xiii)       make any material change in any of its methods of accounting or accounting practices or policies;

(xiv)      terminate or close any ambulatory infusion service facility or discontinue any service line from any licensed pharmacy location of the Company or its Subsidiaries;

(xv)       make any loans or advances to, or guarantees for the benefit of, any Persons (except as permitted under subsection (xii) above or otherwise in the ordinary course of business);

(xvi)      the discharge, settlement, or satisfaction of any action or Liability (a) in excess of Fifty Thousand Dollars ($50,000) individually and (b) which would require performance of any obligations by the Buyer following the Closing, other than the payment, discharge or satisfaction of trade payables or other Liabilities in the ordinary course of business or as contemplated by this Agreement; or

(xvii)     enter into any agreement in writing to do any of the foregoing.

3C.         Notification of Certain Matters. During the period from the Execution Date to the earlier of the Closing and the date that this Agreement is terminated in accordance with its terms, the Company shall give prompt notice to Buyer and Buyer shall give prompt notice (upon becoming aware of any of the following) to the Company of (i) the occurrence, or failure to occur, of any event which occurrence or failure has caused any of the Owners’, the Sellers’ or Buyer’s respective representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect, (ii) the receipt of any written, or to the Company’s knowledge, oral notice of termination from any single patient, referral source or Company

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Payment Program that accounts for annual revenue of Two Hundred Fifty Thousand Dollars ($250,000.00) or more for the Company and its Subsidiaries over the past year, (iii) the occurrence of any material damage, destruction or other casualty loss with respect to material property owned by the Company or its Subsidiaries that is not covered by insurance, or (iv) any failure of the Sellers, the Owners or Buyer to comply with or satisfy any of its respective covenants, conditions or agreements to be complied with or satisfied by it under this Agreement; provided, however, that except as set forth in this Section 3C, such notice shall not be deemed to cure any breach of a representation, warranty, covenant or agreement, or to satisfy any condition. At any time, and from time to time on or prior to the Closing Date, the Company may supplement or amend the Company Disclosure Letter (any such supplement or amendment, a “Disclosure Update”). No Disclosure Update (other than to Section 5H(iii) of the Company Disclosure Letter made within thirty (30) days following the date hereof (a “5H Update”) shall be deemed to supplement or amend the Company Disclosure Letter for the purpose of determining whether the condition set forth in Section 2B(i) has been satisfied . For purposes of Article 10, (x) the Company Disclosure Letter will not be deemed supplemented or amended by any fact or circumstance set forth in a Disclosure Update which exists as of the Execution Date which such matter was required to be set forth in the Company Disclosure Letter as of the Execution Date in order to cause the representations and warranties of the Sellers to be true as of the Execution Date and, accordingly, the Buyer Indemnified Parties shall not be barred from seeking indemnity after the Closing with respect to such Disclosure Update (other than a 5H Update), except that no Buyer Indemnified Party may allege fraud against any Owner or any Seller with respect to such Disclosure Update, and (y) the Company Disclosure Letter will be deemed supplemented and amended by any fact or circumstance which arises after the Execution Date or was not required to be set forth in the Company Disclosure Letter in order to cause the representations and warranties of the Sellers to be true as of the Execution Date and, accordingly, the Buyer Indemnified Parties shall be barred from seeking indemnity with respect thereto.

3D.         Third Party Consents.

(i)          Except for the Required Consents, the Sellers shall, prior to the Closing Date, use their commercially reasonable efforts to obtain, and to cooperate with Buyer to obtain, the consent or approval, in a form and substance reasonably satisfactory to the Buyer, required to be obtained under each Company Material Contract and Contracts with parties listed on Section 5H(iii) of the Company Disclosure Letter (in each case), other than (a) a Contract that is an Excluded Contract or (b) a Contract that is expired, terminated or no longer in effect as of the date hereof, in each case, that Buyer identifies in writing to the Sellers from time-to-time over the fifty (50) days after the Execution Date; provided that neither the Company nor any of its Affiliates shall be required to expend money, commence any litigation or arbitration proceeding or offer or grant any accommodation (financial or otherwise) to any third party in connection therewith. Further, the Sellers shall use their reasonable best efforts (subject to Section 3G) to obtain the Required Consents and shall not make any agreement or understanding that has a material adverse effect on the Business or the Assets as a condition for obtaining any such Required Consents except with the prior consent of the Buyer.

(ii)         Prior to the Closing Date, the Sellers shall use their commercially reasonable efforts to:

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(a)          deliver or make available to Buyer, copies of all contracts, agreements and commitments in the possession of the Sellers with respect to the Sellers’ Information Systems and make commercially reasonable efforts to obtain consents from vendors identified by Buyer; and

(b)          deliver or make available to Buyer copies of all restrictive covenant agreements with (a) any Employee or (b) any former employee of the Company or its Subsidiaries to the extent the agreements with such former employees impose any continuing or existing obligations.

3E.         401(k) and Benefit Matters. Prior to the Closing Date, Buyer and the Sellers shall each use commercially reasonable efforts to cooperate with each other and provide the necessary information (to the extent permissible under applicable Law) to allow the transition of the Employees from the Company 401(k) Plan and Employee Benefit Plans to the Buyer 401(k) Plan and Buyer employee benefit plans in accordance with Section 11E of this Agreement.

3F.         Exclusive Transaction. The Sellers and the Owners agree that from the date of this Agreement and until the earlier of the Closing Date and the date that this Agreement is terminated in accordance with its terms, the Owners shall not enter into, and shall cause each Seller not to enter into, negotiations or any agreement regarding the terms of any sale of all or substantially all of the Assets or the equity of the Company or its Subsidiaries with any Person other than Buyer, its Affiliates and their respective representatives.

3G.         Reasonable Best Efforts. Subject to the terms of this Agreement (including the limitations set forth in this Section 3G), each of Buyer, the Owners and the Sellers shall use its reasonable best efforts to cause the other parties’ conditions to Closing (except with respect to the consents for which the obligations of the Sellers are set forth in Section 3D) to be satisfied and for the Closing to occur. For purposes of Section 3D and this Section 3G, “reasonable best efforts” of the Sellers and the Owners shall not for any purpose in connection with this Agreement require the Sellers, the Owners or any of their respective Affiliates to expend any money, to commence any litigation or arbitration proceeding or to offer or grant any accommodation (financial or otherwise) to any third party.

3H.         Regulatory Act Compliance.

(i)          Buyer and the Company shall each file, or cause to be filed, promptly (but in any event within five (5) Business Days) after the date of this Agreement, any notifications or the like required to be filed under the HSR Act and other antitrust or competition laws of any applicable jurisdiction with respect to the transactions contemplated hereby. Buyer and the Company shall bear the costs and expenses of their respective filings, but Buyer shall pay all filing fees in connection therewith and Company shall reimburse Buyer for fifty percent (50%) of such filing fees prior to Closing. Each of the parties hereto shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, notifications, opinions and proposals made or submitted by or on behalf of any party hereto in connection with the notification requirements or proceedings under or relating to the HSR Act. Each of

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Buyer, the Owners, and the Sellers shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act or any other law, rule or regulation having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). Each of Buyer, the Owners, and the Sellers shall use its reasonable best efforts to take such action as may be required to cause the termination or expiration of the notice periods under the Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Without limited the foregoing, the Parties shall use commercially reasonable efforts to obtain an early termination of the applicable waiting period under the HSR Act, and will make all further filings pursuant thereto that may be necessary in connection therewith. The preceding obligations shall expire if either party elects to terminate this Agreement pursuant to Section 7A. In no event will Buyer be obligated to (i) divest any of its or any of its subsidiaries’ businesses, product lines or assets, or to agree to any divestiture of any Seller’s businesses, product lines or assets, or (ii) take or agree to take any other action or agree to any limitation that, in each case, individually or in the aggregate, would constitute a Buyer Material Adverse Effect after the Closing. Buyer shall have the right, but not the obligation, to (i) appeal an adverse decision on the merits and (ii) determine and direct, in consultation with the Company, the strategy and process by which the Parties will seek required approvals under the HSR Act and the Antitrust Laws, and by which the Parties respond to and resolve any objections or investigations by any Governmental Entity pursuant to the HSR Act or the Antitrust Laws. In furtherance (but not limitation) of the foregoing, the Owners and the Sellers shall not, without the prior written consent of Buyer, enter into any agreement with any Governmental Agency relating to such Governmental Agency’s review or investigation of this Agreement under the HSR Act or the Antitrust Laws.

(ii)         Between the date of this Agreement and the Closing Date, Buyer will use commercially reasonable efforts to complete and file or submit, or cause to be completed and filed or submitted, notices and filings with Governmental Entities with respect to the Licenses and Permits and accreditations as it deems appropriate. The Company and its Subsidiaries shall use commercially reasonable efforts to cooperate with Buyer in promptly seeking to complete and file or submit such notices and filings, as requested in writing by Buyer, including any notice of termination or withdrawal of Sellers’ Licenses and Permits. Without limiting the generality of the foregoing, the Company understands that any notices or filings will require certain information regarding the Company and its Subsidiaries; as such, between the date of this Agreement and the Closing Date, the Company shall use commercially reasonable efforts to provide Buyer with any reasonably requested assistance related to any regulatory filings that require information regarding the Company or any of its Subsidiaries, including without limitation, the assistance described on Schedule 3H. All filing fees paid to any Governmental Entity with respect to any applications submitted between the date of this Agreement and the Closing Date shall be paid 50% by the Sellers, on the one hand, and 50% by Buyer, on the other hand.

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Article 4
REPRESENTATIONS AND WARRANTIES OF THE OWNERS

Each Owner (on a separate and, for the avoidance of doubt, not joint and several basis) hereby represents and warrants that, as of the date of this Agreement, except as set forth in the Company Disclosure Letter:

4A.         Organization and Power. If such Owner is an Entity, such Owner is validly existing and in good standing under the applicable laws of its state of incorporation or formation and such Owner has all requisite corporate, limited liability company or limited partnership, as applicable, power and authority necessary to enter into this Agreement and consummate the transactions contemplated hereby.

4B.         Authorization; No Breach.

(i)          All corporate, limited liability company or limited partnership, as applicable, acts and other corporate, limited liability company or limited partnership, as applicable, proceedings required to be taken by such Owner to authorize the execution, delivery and performance of this Agreement and the other agreements, documents and instruments contemplated hereby to be executed and delivered by such Owner at Closing and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been duly executed and delivered by such Owner, and each of the other agreements, documents and instruments contemplated hereby to be executed and delivered by such Owner at Closing, when so executed and delivered, shall have been duly executed and delivered by such Owner, and this Agreement constitutes, and each of the other agreements, documents and instruments contemplated hereby to be executed and delivered by such Owner at Closing, when so executed and delivered shall constitute, a valid and binding obligation of such Seller, enforceable against such Owner in accordance with its terms, except as such enforcement may be limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and as such enforcement may be limited by the availability of specific performance and the application of equitable principles.

(ii)         Except as set forth on Section 4B(ii) of the Company Disclosure Letter, the execution and delivery by such Owner of this Agreement does not and the consummation by such Owner of the transactions contemplated hereby does not (a) result in a breach of any of the provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any third party the right to terminate or to accelerate any obligation under, or (e) require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under any provision of the Organizational Documents of such Owner, or any of such Owner’s material contracts, or any material judgment, order or decree applicable to such Owner or any material statute, law, ordinance, rule or regulation applicable to such Owner, other than any such breaches, defaults, violations or rights that, individually or in the aggregate, would not have a have a material adverse effect on the ability of such Owner to perform any of its material obligations under this Agreement, and other than any such authorizations, consents, approvals, exemptions or other actions required under the HSR Act or that may

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be required solely by reason of the identity of Buyer or Buyer’s relationships with any other Person.

4C.         Ownership. Each Owner owns the equity securities of the Company set forth opposite its name on Section 4C of the Company Disclosure Letter.

Article 5
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers hereby represent and warrant that, as of the date of this Agreement, except as set forth in the Company Disclosure Letter:

5A.         Organization and Power. The Company and Subsidiaries are Entities and are validly existing and in good standing under the laws of their respective state of formation and are qualified to do business as foreign companies and are in good standing in each jurisdiction in which the failure to so exist, be in good standing or qualify would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and Subsidiaries have all requisite power and authority necessary to own and operate their respective properties and to carry on its businesses as now conducted, except where the failure to have such power and authority would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and each Subsidiary has all requisite limited liability company or corporate power and authority necessary to enter into this Agreement, and the other agreements, documents and instruments contemplated hereby to be executed and delivered by the Company and each Subsidiary at Closing and to consummate the transactions contemplated hereby and thereby.

5B.         Subsidiaries. Section 5B of the Company Disclosure Letter sets forth a true and complete list of the name, jurisdiction of organization, and equity owners of each direct and indirect Subsidiary of the Company. Except as set forth on Section 5B of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries owns or holds (a) any securities issued by any other business organization or Governmental Entity (other than cash) or (b) the right to acquire any shares of stock or any other equity security in any other Person.

5C.         Authorization; No Breach.

(i)          All limited liability company or corporate acts and other limited liability company or corporate proceedings required to be taken by the Company and each Subsidiary to authorize the execution, delivery and performance of this Agreement, and the other agreements, documents and instruments contemplated hereby to be executed and delivered by the Company and each Subsidiary at Closing and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been duly executed and delivered by the Company and each Subsidiary, and each of other agreements, documents and instruments contemplated hereby to be executed and delivered by the Company or any Subsidiary at Closing, when so executed and delivered, shall have been duly executed and delivered by the Company or the applicable Subsidiary, and this Agreement constitutes, and each of the other agreements, documents and instruments contemplated hereby to be executed and delivered by the Company and the Subsidiaries at Closing, when so executed and

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delivered shall constitute, a valid and binding obligation of the Company and each Subsidiary, enforceable against the Company and each Subsidiary in accordance with its terms, except as such enforcement may be limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and as such enforcement may be limited by the availability of specific performance and the application of equitable principles.

(ii)         Except as set forth on Section 5C(ii) of the Company Disclosure Letter, the execution and delivery by the Company and each Subsidiary of this Agreement does not and the consummation by the Company and each Subsidiary of the transactions contemplated hereby does not (a) result in a breach of any of the provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any third party the right to terminate or to accelerate any obligation under, or (e) require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under any provision of the certificate of formation or incorporation or limited liability company agreement or bylaws of the Company or any Subsidiary, or any of the Company Material Contracts, or any material judgment, order or decree applicable to the Company or any Subsidiary or any material statute, law, ordinance, rule or regulation applicable to the Company or any Subsidiary, in each case, other than any such breaches, defaults, violations or rights that, individually or in the aggregate, would not have a Company Material Adverse Effect, and other than any such authorizations, consents, approvals, exemptions or other actions required under the HSR Act or that may be required solely by reason of the identity of Buyer or Buyer’s relationships with any other Person.

(iii)        True and correct copies of the Organizational Documents of the Company and each Subsidiary have been made available to Buyer (it being understood that Section 12I shall not limit the foregoing statement).

(iv)        There are no issued and outstanding equity securities of the Company other than those reflected in Section 4C of the Company Disclosure Letter.

5D.         Financial Statements; Undisclosed Liabilities.

(i)          Section 5D(i) of the Company Disclosure Letter sets forth the following financial statements (the “Financial Statements”): (a) the audited consolidated balance sheet of the Company and its Subsidiaries as of each of December 31, 2010, December 31, 2011, and December 31, 2012, and the related audited consolidated statements of operations and cash flows for the fiscal years then ended and (b) the unaudited balance sheet of the Company and its Subsidiaries as of March 31, 2013 (the “Latest Balance Sheet”), and the related unaudited statements of operations and cash flows for the three-month period then ended. Except as set forth on Section 5D(i) of the Company Disclosure Letter, the foregoing financial statements present fairly, in all material respects, the financial position of the Company and its Subsidiaries as of the dates referred to for such financial statements, and the results of their or its operations for the periods referred to therein, in conformity with GAAP in all material respects (except as may be indicated in the notes thereto and subject, in the case of the unaudited financial

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statements, to the lack of footnote disclosure and changes resulting from year-end adjustments).

(ii)         Except as set forth on Section 5D(ii) of the Company Disclosure Letter, none of the Company, any of its Subsidiaries or the Business has any liabilities or obligations whatsoever (whether matured or unmatured, known or unknown, fixed or contingent or otherwise) of the type required to be reflected on or reserved against in, a consolidated balance sheet prepared in accordance with GAAP (collectively, “Liabilities”) except (a) Liabilities reflected on or reserved against in the Latest Balance Sheet or disclosed in the notes thereto, (b) Liabilities that have arisen since the date of the Latest Balance Sheet in the ordinary course of business consistent with the Company’s, its Subsidiaries’ or the Business’ past practice (including obligations pursuant to any Company Material Contract or any other contract of the Company or its Subsidiaries or the Business), as applicable, (c) Liabilities arising after the date of this Agreement in connection with the transactions contemplated by this Agreement, and (d) Liabilities to be included in the computation of Closing Net Working Capital.

(iii)        Neither the Company nor any Subsidiary is party to any interest rate, commodity or other similar swap, cap, collar, futures contract, or other hedging arrangement.

5E.         Absence of Certain Developments. Since December 31, 2012, until the date hereof, there has been no Company Material Adverse Effect. Except as set forth on Section 5E of the Company Disclosure Letter or as otherwise contemplated by this Agreement, between December 31, 2012, and the date hereof, neither the Company nor any of its Subsidiaries has:

(i)          incurred, assumed or otherwise guaranteed any Debt, except (a) in the ordinary course of business consistent with past practices or (b) under the Credit Facilities;

(ii)         entered into any agreement with any Owner or any Affiliate of any Owner (other than compensation payments made to officers, managers and employees in the ordinary course of business);

(iii)        created or permitted to be created, or entered into any arrangement which grants any Lien on any of the Assets other than Permitted Encumbrances;

(iv)        sold, assigned or transferred any material portion of its tangible assets, except in the ordinary course of business;

(v)         sold, assigned or transferred any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets, except in the ordinary course of business;

(vi)        (a) made or granted any material bonus, any material compensation or salary increase, any material changes to any fringe benefits or severance benefits to any former or current employee or group of former or current employees, directors or officers (except in the ordinary course of business in accordance with past practice or as required

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by law or a current agreement), (b) made or granted any material increase in any employee benefit plan or arrangement, or amended in any material respect or terminated any existing employee benefit plan or arrangement or severance agreement or employment contract or adopted any new employee benefit plan or arrangement or severance agreement or employment contract (except in the ordinary course of business or as required by law or a current agreement), or (c) made any loans to any director, officer or employee (excluding any loans taken by employees under their respective 401(k) accounts or any advances of expenses to employees made in the ordinary course of business or otherwise in the ordinary course of business);

(vii)       made any material change in any of its methods of accounting or accounting practices or policies;

(viii)      terminated or closed any ambulatory infusion service facility or discontinued any service line from any licensed pharmacy location of the Company or its Subsidiaries;

(ix)         paid, discharged, settled, or satisfied any action or Liability in excess of Fifty Thousand Dollars ($50,000) individually, other than the payment, discharge or satisfaction of trade payables in the ordinary course of business;

(x)          made any loans or advances to, or guarantees for the benefit of, any Persons (except to the extent permitted under (vi) above);

(xi)         suffered any material damage, destruction or other casualty loss with respect to material property owned by it that is not covered by insurance;

(xii)        acquired by merging or consolidating with, the purchase of securities or the purchase of substantially all of the assets of, any Person;

(xiii)       received any written, or to the Company’s knowledge, oral notice of termination from any single patient, referral source or Company Payment Program that accounts for annual revenue of Two Hundred Fifty Thousand Dollars ($250,000.00) or more for the Company and its Subsidiaries over the past fiscal year; or

(xiv)      entered into any agreement in writing to do any of the foregoing.

5F.         Real and Personal Property.

(i)          Section 5F(i) of the Company Disclosure Letter sets forth (a) the address of each parcel of Leased Real Property, (b) the name of the current landlord under such Leases, and is a true and complete list of all Leases for each such parcel of Leased Real Property, and (c) the amount of monthly (or other periodic, as the case may be) base or fixed rent payable for the month of (or period containing) May 2013. No Seller has subleased, licensed or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof.

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(ii)         The Company or one of the Subsidiaries has a valid leasehold interest in and to each of the Leased Real Properties, free and clear of all Liens other than Permitted Encumbrances. The current use of the Leased Real Property is, in all material respects, in accordance with the certificates of occupancy relating thereto and the terms of any Licenses and Permits relating thereto. There is no pending or, to the Knowledge of the Company, threatened, appropriation, condemnation or similar action affecting the Leased Real Property. There has been no material destruction, damage or casualty with respect to the Leased Real Property. There has been no collateral assignment of the Leases or any security deposit paid or held thereunder, nor are there any Liens on such security deposits created by the Company or any of its Subsidiaries. No security deposit or portion thereof deposited with respect to any Lease for the Leased Real Property has been applied in respect of any breach or alleged breach or default under such Lease which has not been restored, in full. There are no brokerage commissions now due or owing, or which may come due during the stated term of such Lease or any renewal thereof with respect to any Lease of the Leased Real Property.

(iii)        Except (a) as set forth on Section 5F(iii) of the Company Disclosure Letter attached hereto and (b) for Permitted Encumbrances, the Company or one of its Subsidiaries owns, free and clear of all Liens, or has a contract, license or lease to use, all of the personal property and assets shown on the Latest Balance Sheet or acquired thereafter.

(iv)        The Company and its Subsidiaries do not own any real property.

5G.      Tax Matters. Except as set forth on Section 5G of the Company Disclosure Letter:

(i)          The Company and its Subsidiaries have timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by each of them in accordance with all Legal Requirements. All such Tax Returns are true, correct and complete in all material respects. Neither the Company nor any of its Subsidiaries have asked for any extension of time in order to file any Tax Return that has not yet been filed. All Taxes owed by each of the Company and its Subsidiaries (whether or not shown on any Tax Return) have been timely paid in full. With respect to each Subsidiary, the representations and warranties in this Section 5G(i) are limited for each such Subsidiary to the taxable periods or portions thereof beginning after the date such Subsidiary became a Subsidiary of the Company.

(ii)         No claim has been made in writing by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries are or may be subject to taxation by or required to file Tax Returns in that jurisdiction.

(iii)        The Company and its Subsidiaries have deducted, withheld and timely paid to the appropriate Governmental Entity all Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent

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contractor, creditor, stockholder or other third party, and each of the Company or any of its Subsidiaries has complied with all material reporting and recordkeeping requirements.

(iv)        No dispute, audit, investigation, proceeding, claim, or other action concerning any Tax or Tax Return of the Company or its Subsidiaries is pending or being conducted, or has been claimed in writing or raised in writing by a Governmental Entity. The Company has provided or made available to the Buyer true, correct and complete copies of all Tax Returns, examination reports and statements of deficiencies filed, assessed against, or agreed to by the Company during the three (3) year period prior to the date hereof (it being understood that Section 12I shall not limit the foregoing statement).

(v)         Neither the Company nor any of its Subsidiaries have waived any statute of limitations in respect of Taxes or Tax items. Neither the Company nor any of its Subsidiaries have agreed to and none of them is a beneficiary of any extension of time with respect to any Tax deficiency, any Tax that may be assessed or collected, or any adjustment to any Tax Return that may be made. Neither the Company nor any of its Subsidiaries have executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force. No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Entity with or in respect of the Company or any of its Subsidiaries.

(vi)        Each contract, arrangement or plan of the Company or any of its Subsidiaries that is a “nonqualified deferred compensation plan” (as defined for purposes of Code Section 409A(d)(1)) is in documentary and operational compliance with Code Section 409A and the applicable guidance issued thereunder in all material respects.

(vii)       To the knowledge of the Company, neither the Company nor any of its Subsidiaries have ever been a member of an affiliated, consolidated, combined, or unitary group, including an “affiliated group” within the meaning of Code Section 1504(a) (other than a group the common parent of which is the Company). Neither the Company nor any of its Subsidiaries are a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement or arrangement (other than agreements or arrangements entered into in the ordinary course of business (for example, leases and licenses) with respect to which Taxes are an ancillary matter). Neither the Company nor any of its Subsidiaries have any Liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(viii)      For the three (3) year period prior to the date hereof, neither the Company nor any of its Subsidiaries have made, changed or revoked any Tax election, elected or changed any method of accounting for Tax purposes, amended any Tax Return, surrendered any right to claim a refund of Taxes, or settled or compromised any action in respect of Taxes.

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(ix)         Neither the Company nor any of its Subsidiaries is a party to or a partner in any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

(x)          Neither the Company nor any of its Subsidiaries have been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897 of the Code.

(xi)         There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon any assets of the Company or any of its Subsidiaries.

5H.         Company Material Contracts.

(i)          Section 5H(i) of the Company Disclosure Letter sets forth a list as of the date of this Agreement of each of the following types of written contracts to which the Company or any of its Subsidiaries is a party (collectively, the “Company Material Contracts”):

(a)          any Lease involving Leased Real Property;

(b)          any lease or similar agreement under which (a) the Company or any of its Subsidiaries is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party or (b) the Company or any of its Subsidiaries is a lessor or sublessor of, or makes available for use by any third party, any real property or tangible personal property owned or leased by the Company or any of its Subsidiaries, in any case which has future required scheduled payments in excess of Fifty Thousand Dollars ($50,000) per annum and is not terminable by it upon notice of sixty (60) calendar days or less for a cost of less than Fifty Thousand Dollars ($50,000);

(c)          any agreement, contract or other arrangement under which the Company or any of its Subsidiaries has borrowed any money or issued any note, indenture or other evidence of funded indebtedness or guaranteed indebtedness or liabilities of others (other than endorsements for the purpose of collection, or purchases of equipment or materials made under conditional sales contracts, in each case in the ordinary course of business), in each case having an outstanding principal amount in excess of Fifty Thousand Dollars ($50,000);

(d)          any agreement, contract or other arrangement pursuant to which the Company or any of its Subsidiaries has granted a Lien on any of the Assets, other than Liens constituting Permitted Encumbrances;

(e)          any agreement or contract which creates a partnership, joint venture or similar arrangement;

(f)          any agreement, or group of related of agreements, with any third party payor which paid the Company and its Subsidiaries for the twelve (12)

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month period ending December 31, 2012, in excess of Five Hundred Thousand Dollars ($500,000);

(g)          any agreement, or group of related of agreements (other than the Real Property Leases), with any vendor to whom the Company paid in excess of Two Hundred Thousand Dollars ($200,000) in respect of products or services provided to the Company or its Subsidiaries for the twelve (12) month period ending December 31, 2012;

(h)          any agreement expressly limiting or restricting the ability of the Company or any of its Subsidiaries to (a) sell any product, (b) provide any service, (c) engage in any line of business, (d) compete with any Person in any geographic area, or (e) hire, solicit or retain any Person;

(i)          any agreement that limits or restricts the Company’s or its Subsidiaries’ right to purchase any product without incurring a penalty;

(j)          any agreement or contract relating to the acquisition or dispositions of any business, equity interests of any other Person, assets or properties (whether by merger, sale of capital stock, sale of assets or otherwise), which such acquisition was consummated after January 1, 2012, or pursuant to which the Company or such Subsidiary has or may have any material continuing obligations as of the date hereof;

(k)          any agreement involving the resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute against the Company or any of its Subsidiaries pursuant to which the Company or such Subsidiary has material continuing obligations as of the date hereof; or

(l)          any other agreement, contract or lease, in each case not required to be included in clauses (i) through (xi) above (or which would be required to included in clauses (i) through (xi) above in the absence of dollar thresholds or other limitations set forth therein) or set forth on any of the other sections of the Company Disclosure Letter, to which the Company or any of its Subsidiaries is a party and which has future required scheduled payments to or by the Company or any of its Subsidiaries in excess of One Hundred Thousand Dollars ($100,000) per annum and is not terminable by it upon notice of sixty (60) calendar days or less for a cost of less than Fifty Thousand Dollars ($50,000) (other than purchase orders).

(ii)         Except as set forth in Section 5H(ii) of the Company Disclosure Letter, each of the Company and its Subsidiaries is not (with or without the lapse or time or the giving of notice, or both) in material breach or default under any Company Material Contract, nor has the Company or any of its Subsidiaries received any written claim of any such material breach or default. To the knowledge of the Company, no other party (with or without notice or lapse of time or the giving of notice, or both) is in material breach or default under any Company Material Contract. Each Company Material

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Contract is in full force and effect and is legal, valid, binding and enforceable as to the Company or one or more of its Subsidiaries, as applicable, in accordance with its terms and, to the knowledge of the Company, as to the other parties thereto, in each case, except as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar Laws affecting creditors’ rights generally and by general principles of equity. Except as set forth in Section 5H(ii) of the Company Disclosure Letter, no Company Material Contract has been terminated (other than pursuant to an expiration thereof in accordance with its terms) and there is no, to the Knowledge of the Company, threatened termination or cancellation of any Company Material Contract.

(iii)        Section 5H(iii) of the Company Disclosure Letter (which may be updated by the Sellers during the thirty (30) day period following the Execution Date) sets forth a list of (a) all third party payors with which the Company or any of its Subsidiaries has a contractual relationship, (b) all vendors which provide drugs to the Company or any of its Subsidiaries and with which either the Company or any of its Subsidiaries has a contractual relationship, (c) all vendors which provide infusion-related equipment to the Company or any of its Subsidiaries and with which either the Company or any of its Subsidiaries has a contractual relationship, and (d) all vendors that provide services or goods to the Company and its Subsidiaries under a “national” or “global” Contract.

5I.          Intellectual Property.

(i)          Section 5I(i) of the Company Disclosure Letter sets forth a complete and accurate list of each of the foregoing owned by the Company or any of its Subsidiaries: (a) issued patents and pending patent applications; (b) registered trademarks and service marks and applications for registration of trademarks and service marks; (c) copyright registrations and applications for registration of copyrights; and (d) Internet domain name registrations (collectively, the “Company Intellectual Property”). Except as set forth on Section 5I(i) of the Company Disclosure Letter, the Company and its Subsidiaries own or, to the knowledge of the Company, have a valid right to use, all Intellectual Property Rights used in the Business of the Company and its Subsidiaries as currently conducted. No claims are pending in writing or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries as of the date of this Agreement with respect to the ownership, use or validity of any material the Company Intellectual Property. Except as set forth on Section 5I(i) of the Company Disclosure Letter, as of the date of this Agreement, to the knowledge of the Company, neither the Company nor any of its Subsidiaries has been sued as a defendant in any claim, suit, action or proceeding which involves a claim of infringement of any Intellectual Property Rights of any third party and which has not been finally terminated prior to the date hereof. Except as set forth on Section 5I(i) of the Company Disclosure Letter, to the knowledge of Company, no Person has infringed or misappropriated, or is infringing or misappropriating, any material Company Intellectual Property. The representations and warranties set forth in this Section 5I(i) are the sole and exclusive representations and warranties of the Sellers with respect to intellectual property matters.

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(ii)         The Company is the sole and exclusive owner of all right, title and interest in and to all of the Company Intellectual Property. The Company has not granted any Intellectual Property Rights to any third party other than as disclosed on Section 5I(ii) of the Company Disclosure Letter. Each Employee involved in the development of any Company Intellectual Property has entered into a written non-disclosure and invention assignment agreement with the Company.

(iii)        The Company owns, leases or licenses all Information Systems that are used in its business, as currently conducted.

(iv)        Except as set forth on Section 5I(iv) of the Company Disclosure Letter, to the knowledge of the Company, in the last twelve (12) months, there have been no material failures, breakdowns, breaches, outages or unavailability of any Information Systems that are used in its business that have had a material adverse effect on the operation of the Business.

(v)         The Company owns or otherwise holds valid rights to use all data used in the operation of the Business as currently conducted. To the knowledge of the Company, the use of the data used in the operation of the Business as currently conducted by the Sellers has not infringed or violated, and does not infringe or violate, the rights of any third party or otherwise violate any Law. The Company has taken commercially reasonable efforts to safeguard and protect from unauthorized use and disclosure all customer data. Any data that constitutes an Asset, whether or not located on computer hardware not owned by the Company, is accessible by the Company in the ordinary course of business, and shall be in the possession, custody, or control of, or otherwise provided to or accessible by the Buyer, after the Closing.

5J.         Legal Proceedings. Except as set forth on Section 5J of the Company Disclosure Letter, as of the date of this Agreement, there are no actions, professional liability claims, suits, proceedings or orders pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries at law or in equity, or before or by any Governmental Entity or before any arbitrator or mediator of any nature, brought by or against the Company or any Subsidiary or any of their managers, officers, employees, or directors in regards to their actions as such relating to the Company’s or any of its Subsidiaries’ operation of its business or the ownership or operation of its assets or the transactions contemplated by this Agreement. Neither the Company nor any Subsidiary is subject to any order, writ, judgment, award, injunction or decree of any Governmental Entity or arbitrator, domestic or foreign, that materially and adversely affects in any way the Company or any of its Subsidiaries, the operation of their respective businesses or the ownership or operation of their respective assets. There is no pending or, to the Knowledge of the Company, threatened claim for indemnification against the Company or any Subsidiary by any party to any agreement pursuant to which the Company acquired any Subsidiary or any predecessor thereof.

5K.        Licenses and Permits. Section 5K of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, including the license number and expiration date, of all Licenses and Permits held by Company and its Subsidiaries and all pending applications therefor. The Licenses and Permits set forth on Section 5K of the Company Disclosure Letter

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constitute all of the Licenses and Permits necessary for the Company and its Subsidiaries to lawfully conduct and operate their respective businesses in the manner in which such businesses are currently conducted. Each such License and Permit is valid and in full force and effect, and is not subject to any pending or, to the Company’s Knowledge, threatened in writing administrative or judicial proceeding to revoke, cancel, suspend or declare such License and Permit as invalid in any respect. Each Employee has all material Licenses and Permits necessary for his or her performance of duties for the Company and its Subsidiaries and all such Licenses and Permits are valid and in full force and effect.

5L.         Accreditations. Section 5L of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of all accreditations held by the Company and its Subsidiaries. Each issued accreditation is valid and in full force and effect, and is not subject to any pending or, to the Company’s Knowledge, threatened in writing proceeding to revoke, cancel, suspend or declare such accreditation invalid. The accreditations listed in Section 5L of the Company Disclosure Letter constitute all of the accreditations necessary for the Company and its Subsidiaries to operate their businesses as currently conducted in compliance with applicable Laws.

5M.         Brokerage. Except for fees and expenses payable to Harris Williams & Co., there are no claims for brokerage commissions, finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company or any of its Subsidiaries.

5N.         Employee Benefit Plans.

(i)          Section 5N(i) of the Company Disclosure Letter sets forth a list of each Employee Benefit Plan. Each Assumed Seller Plan, as well as the Company’s 401(k) plan (the “Company 401(k) Plan”) has been maintained, funded and administered in all material respects in accordance with its terms and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code and other applicable laws. Other than routine claims for benefits, there is no claim or lawsuit pending or, to the Knowledge of the Company, threatened in writing against or arising out of an Assumed Seller Plan or the Company 401(k) Plan, except for claims or lawsuits which would not, individually or in the aggregate, have a Buyer Material Adverse Effect. With respect to each Assumed Seller Plan and the Company 401(k) Plan, the Company has made available to the Buyer true, accurate and complete copies of each of the following (it being understood that Section 12I shall not limit this statement), as applicable: (a) if the plan has been reduced to writing, the current plan document together with all amendments thereto, (b) if the plan has not been reduced to writing, a written summary of all material plan terms, (c) if applicable, copies of any current trust agreements, custodial agreements, or insurance policies, (d) copies of any current summary plan descriptions and current summaries of material modifications thereto, (e) in the case of any plan that is intended to be qualified under Code Section 401(a), a copy of the most recent determination or opinion letter from the IRS and (f) in the case of any plan for which Forms 5500 are required to be filed, a copy of the two most recently filed Forms 5500, with schedules attached.

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(ii)         Each Assumed Seller Plan, as well as the Company 401(k) Plan, that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service. Except as set forth on Section 5N(ii) of the Company Disclosure Letter, to the Company’s knowledge, each Assumed Seller Plan and the Company 401(k) Plan, including any associated trust or fund, has been administered in accordance with its terms in all material respects and with applicable material Legal Requirements in all material respects, and nothing has occurred with respect to any Assumed Seller Plan that would subject Buyer to a material penalty under Section 502 of ERISA or to a material excise tax under the Code.

(iii)        Neither the Company nor any of its Subsidiaries contributes to, or has any obligation to contribute to, or has any material liability with respect to, any Title IV Plan or any Multiemployer Plan.

(iv)        The representations and warranties set forth in this Section 5N are the sole and exclusive representations and warranties of the Sellers with respect to employee benefit matters, including ERISA and other laws applicable to employee benefits.

(v)         Except as set forth on Section 5N(v) of the Company Disclosure Letter, to the knowledge of the Company, all required contributions to, and premium payments on account of, each Assumed Seller Plan have been made on a timely basis.

(vi)        No Assumed Seller Plan or the Company 401(k) Plan is or, within the last three (3) years, has been the subject of an examination or audit by a Governmental Entity, is the subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

(vii)       Except as set forth on Section 5N(vii) of the Company Disclosure Letter or as required under Section 601 et seq. of ERISA, no Assumed Seller Plan provides benefits or coverage in the nature of health or life insurance following retirement or other termination of employment.

(viii)      To the Company’s knowledge, neither the execution of this Agreement nor the consummation of the transactions contemplated herein will (either alone or together with any event) constitute an event under any Assumed Seller Plan that will result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee, officer, consultant, partner or independent contractor of the Company.

(ix)         The Sellers have complied with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code in all material respects.

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5O.        Insurance.

(i)          Section 5O(i) of the Company Disclosure Letter sets forth a true and complete list of each and every insurance policy maintained by or for the benefit of the Company or its Subsidiaries, including, in each case, the type of insurance policy, policy number, name of insurer, term, coverage limits, self-insured retentions, deductibles and premiums. The Company has delivered to Buyer true and complete copies of all policies of insurance listed in Section 5O(i) of the Company Disclosure Letter.

(ii)         Except as set forth in Section 5O(ii) of the Company Disclosure Letter, all such insurance policies set forth in Section 5O(i) of the Company Disclosure Letter: (a) are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been, or will be, paid; (b) there is no default by any Seller with respect to its obligations under any of such insurance policies; (c) as of the date hereof, no Seller has received any written notice of cancellation or termination with respect to such insurance policies; (d) are sufficient for compliance with all Legal Requirements and requirements of contracts to which the Company or any of its Subsidiaries is a party or by which either the Company or any of its Subsidiaries is bound; and (e) do not require the Company or any of its Subsidiaries to post collateral with any insurer or surety company. The Company and its Subsidiaries have procured or otherwise arranged for professional liability run-off or tail coverage in connection with all prior acquisitions pursuant to which the Company or any of its Subsidiaries, as the case may be, assumed responsibility for liabilities arising prior to the closing of such acquisitions.

(iii)        Section 5O(iii) of the Company Disclosure Letter contains a list of all pending claims and all claims submitted during the previous three (3) years under any insurance policy maintained by the Company or its Subsidiaries. Except as set forth in Section 5O(iii) of the Company Disclosure Letter: (a) neither the Company nor any Subsidiary has received (1) any refusal of coverage during the past three (3) years, or (2) any notice of cancellation or any other indication that any insurance policy set forth in Section 5O(i) of the Company Disclosure Letter is no longer in full force and effect or will not be renewed or that the issuer of any such insurance policy is not willing or able to perform its obligations thereunder during the past three (3) years, and (b) to the Company’s knowledge, no insurer of the policies listed in Section 5O(i) has provided written notice of its intent to raise the premiums or materially alter the coverage under any such insurance policy.

(iv)        This Section 5O does not relate to employee benefit matters (which is the subject of Section 5N).

5P.         Compliance with Applicable Laws. Except as set forth on Section 5P of the Company Disclosure Letter, each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Legal Requirements of any Governmental Entity applicable to it. Except as set forth on Section 5P of the Company Disclosure Letter, since July 1, 2009, neither the Company nor any of its Subsidiaries has received any written notice from a Governmental Entity that alleges that it is not in material compliance with any material Legal

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Requirement. This Section 5P does not relate to Tax matters (which is the subject of Section 5G), environmental matters (which is the subject of Section 5Q), employee benefit matters (which is the subject of Section 5N), labor matters (which is the subject of Section 5R), intellectual property matters (which is the subject of Section 5I) or compliance with applicable health care laws (which is the subject of Section 5S).

5Q.         Environmental. Except as set forth on Section 5Q of the Company Disclosure Letter: (i) the Company and its Subsidiaries are in compliance with all Environmental Laws, except to the extent any instances of noncompliance would, individually or in the aggregate, not have a Company Material Adverse Effect; (ii) the Company and its Subsidiaries maintain and are in compliance with all Licenses and Permits and other authorizations that are required pursuant to Environmental Laws for the occupation of their facilities and the operation of their business as conducted as of the date hereof (“Environmental Permits”), except to the extent any failure to maintain such Environmental Permits or instances of noncompliance with such Environmental Permits would not, individually or in the aggregate, have a Company Material Adverse Effect; (iii) the Company and its Subsidiaries have not released any regulated pollutants on the Leased Real Property and is not aware of the presence of any regulated pollutants on the Leased Real Property and (iv) since two (2) years prior to the date hereof, neither the Company nor any of its Subsidiaries has received from a Governmental Entity or other third party any written notice of any violation of, or liability under, Environmental Laws, except to the extent the subject matter of such notice would not, individually or in the aggregate, have a Company Material Adverse Effect. For purposes of this Agreement, “Environmental Laws” shall mean all federal, state and local statutes, regulations, ordinances and other provisions having the force or effect of law, and all judicial and administrative orders and determinations which are binding upon the business of the Company and its Subsidiaries, in each case, concerning pollution or protection of the environment, including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, or polychlorinated biphenyls, as such of the foregoing are promulgated and in effect on or prior to the Closing Date. The representations and warranties set forth in this Section 5Q are the sole and exclusive representations and warranties of the Company with respect to environmental matters, including all matters arising under or relating to Environmental Laws.

5R.         Employees.

(i)          Except as set forth in Section 5R(i) of the Company Disclosure Letter, there is no work slowdown, lockout, work stoppage, picketing, strike or other material labor dispute pending, or to the Company’s Knowledge, threatened between the Company or any of its Subsidiaries, on the one hand, and any Employee, on the other hand, and there have been no such disputes at any time during the past three (3) years.

(ii)         Except as set forth in Section 5R(ii) of the Company Disclosure Letter, (i) to the Company’s knowledge, no Employee is represented by a labor union or other bargaining representative in connection with his or her employment by the Company or any of its Subsidiaries, (ii) none of the Company or any of its Subsidiaries is a party to, or otherwise subject to, any collective bargaining agreement or other agreement with a labor

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union or other employee bargaining representative, (iii) within the past three (3) years, no petition has been filed or proceedings instituted by or on behalf of an Employee or group of Employees with any Governmental Entity seeking recognition of a bargaining representative and there are no pending or, to the Company’s Knowledge, threatened unfair labor practice charges or complaints before the National Labor Relations Board or any analogous state or foreign Governmental Entity, (iv) within the past six (6) months, none of the Company or any of its Subsidiaries has, or is currently, engaged in any material unfair labor practice, and (v) to the Company’s Knowledge, there is no organizational effort currently being made or threatened by, or on behalf of, any labor union to organize Employees and no pending demand for recognition as the bargaining representative of any Employee or group of Employees has been made.

(iii)        Except as set forth in Section 5R(iii) of the Company Disclosure Letter, the Company and its Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment and employment practices, payroll obligations, terms and conditions of employment, wages and hours, employment classification, workers compensation, unemployment benefits, plant closing, affirmative action, occupational safety and health, including laws concerning unfair labor practices within the meaning of Section 8 of the National Labor Relations Act, as amended, and laws concerning leave requirements, laws prohibiting discrimination and retaliation, and laws concerning the employment of non-residents under the Immigration Reform and Control Act of 1986, as amended.

(iv)        Section 5R(iv) of the Company Disclosure Letter hereto contains a true and accurate list of Employees as of the date hereof, together with each such person’s date of hire, title or job position, designation as exempt or nonexempt, current hourly wage or salary, bonus paid for the fiscal year ended December 31, 2012, accrued vacation, sick time, and other paid time off to which such person is entitled; provided, however, that such list does not include individual names.

(v)         Section 5R(v) of the Company Disclosure Letter hereto sets forth a list of (a) all written employment agreements with any Employee, other than offer letters consistent in form with the standard offer letters used by the Company and its Subsidiaries and (b) all Employees who are party to restrictive covenant agreements with the Company. Except as disclosed in Section 5R(v) of the Company Disclosure Letter, no written employment, consultant, or independent contractor agreements with any natural person exists to which the Company or any of its Subsidiaries is bound.

(vi)        Except as disclosed in Section 5R(vi) of the Company Disclosure Letter, no officer, executive or other key Employee has notified the Company or any of its Subsidiaries that he or she intends to terminate his or her employment with the Company or any of its Subsidiaries within the first six (6) months following the Closing.

(vii)       To the Company’s knowledge, except as set forth in Section 5R(vii) of the Company Disclosure Letter, no Employee is subject to any non-compete, nondisclosure, confidentiality, employment, consulting or similar restrictive covenants that would materially restrict the Company’s or its Subsidiaries’ present business activities, and,

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within the past two years, the Company and its Subsidiaries have not received any written or, and to the Company’s knowledge, unwritten notice alleging that any violation of any such restrictive covenants has occurred.

(viii)      Each independent contractor, consultant, or sales agent of the Company or any Subsidiary qualifies as an independent contractor in relation to the Company or its Subsidiaries for purposes of all applicable Legal Requirements, including those relating to Taxes, insurance, and employee benefits.

(ix)         There are no charges, governmental audits, investigations, suits, administrative proceedings or complaints concerning the Company’s or its Subsidiaries’ employment practices pending or, to the Company’s Knowledge, threatened in writing before any federal, state or local agency or court; and

(x)          Within the past two (2) years, the Company and its Subsidiaries have not implemented any plant closings, layoffs, relocations or other employment losses sufficient to trigger obligations under WARN.

5S.         Compliance with Applicable Health Care Laws.

(i)          Except as set forth in Section 5S(i) of the Company Disclosure Letter, each of the Company and its Subsidiaries that participates in any Federal Health Care Program is qualified to participate in such Federal Health Care Program as a provider of pharmacy or durable medical equipment or other equipment or as a provider of services. Neither Company nor any Subsidiary is certified to provide home health services by any Federal Health Care Program. Except as set forth in Section 5S(i) of the Company Disclosure Letter, none of the Company and its Subsidiaries is a party to a corporate integrity agreement with the OIG or otherwise has any continuing reporting obligations pursuant to any settlement with any Governmental Entity.

(ii)         Except as set forth in Section 5S(ii) of the Company Disclosure Letter, (a) each of the Company and its Subsidiaries is in material compliance with all applicable Health Care Laws, and (b) since four (4) years prior to the date hereof, neither the Company nor any of its Subsidiaries has received any written notice from a Governmental Entity that alleges that it is in material non-compliance with any Health Care Laws other than routine ordinary course audits and billing reviews and except where such allegations have been withdrawn, defeated, settled or otherwise resolved. Except as set forth on Section 5S(ii) of the Company Disclosure Letter, the Company and its Subsidiaries do not have any contracts or other financial relationships with referral sources (including physicians, hospitals and health system referral sources) or Persons owned or controlled, in whole or in part, by them that violate applicable Health Care Laws.

(iii)        Except as set forth in Section 5S(iii) of the Company Disclosure Letter, the Company and its Subsidiaries (a) are in material compliance with the requirements for health information privacy and security established by the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and the Health Information

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Technology for Economic and Clinical Health Act (“HITECH”) provisions of the American Reinvestment and Recovery Act of 2009, including the HIPAA and HITECH privacy and security regulations, and (b) have developed and implemented policies and procedures and training programs for compliance with the HIPAA and HITECH privacy and security laws and regulations.

(iv)        The Company and its Subsidiaries have established and implemented a corporate compliance plan, including policies and procedures and a code of ethics, to promote compliance and attempt to detect non-compliance of the Company and its Subsidiaries and their respective directors, officers, employees, agents or independent contractors with all applicable Health Care Laws.

(v)         Neither the Company nor any of its Subsidiaries is on the List of Excluded Individuals/Entities maintained by the OIG. No Employee of the Company or any of its Subsidiaries is on the List of Excluded Individuals/Entities maintained by the OIG.

5T.         Payor Relations.

(i)          The Company or one of its Subsidiaries is a participating provider, in good standing, with each Company Payment Program. Except as disclosed in Section 5T of the Company Disclosure Letter, there are no pending or, to the Knowledge of the Company, threatened civil, administrative or criminal proceeding, appeals or, to the Knowledge of the Company, any pending or threatened audits, inquiries or investigations, relating to the Company’s or a Subsidiary’s participation in any Company Payment Program, other than in connection with ordinary course billing appeals, audits, inquiries and investigations. No Company Payment Program has requested or, to Company’s Knowledge, threatened any recoupment or set-off from Company or any Subsidiary other than in connection with ordinary course billing appeals, audits, inquiries and investigations.

(ii)         Except as disclosed in Section 5T of the Company Disclosure Letter, since the date that is three (3) years prior to the date hereof, neither Company nor any Subsidiary has been audited by any Company Payment Program, which audit has been completed, other than ordinary course billing audits that did not result in refunds or Losses in excess of Three Hundred Thousand Dollars ($300,000) individually or in the aggregate. Except as disclosed in Section 5T of the Company Disclosure Letter, since the date that is three (3) years prior to the date hereof, no Company Payment Program has imposed sanctions on Company or any Subsidiary, other than claims for repayment. Except as disclosed in Section 5T of the Company Disclosure Letter, since the date that is three (3) years prior to the date hereof, neither the Company nor any Subsidiary, has been subjected to any post-payment utilization review or pre-payment utilization review related to any Company Payment Programs. In the three (3) years prior to the date hereof, neither the Company nor any Subsidiary has been excluded from participation by any Company Payment Program. Except as disclosed in Section 5T(ii) of the Company Disclosure Letter, all Payment Program claims filed by or on behalf of the Company or any Subsidiary have been timely filed and are complete and accurate in all material

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respects and comply in all material respects with all rules and policies imposed by the applicable Payment Program, in all material respects.

5U.         Transactions with Affiliates. Except as set forth in Section 5U of the Company Disclosure Letter, none of the equity holders, directors or officers of the Company, nor to the Company’s knowledge, any of their respective Affiliates (i) is party to any contract with the Company or any of its Subsidiaries (other than employment arrangements entered into in the ordinary course of business), or (ii) owns any property or right, tangible or intangible, that is used by the Company or any of its Subsidiaries.

Article 6
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants as of the date of this Agreement that:

6A.         Organization and Corporate Power. Buyer is a corporation validly existing and in good standing under the laws of the State of Delaware and is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the failure to so be in good standing or qualify would have a Buyer Material Adverse Effect. Buyer has all requisite corporate power and authority necessary to own and operate its properties and to carry on its business as now conducted and to enter into this Agreement and the Escrow Agreement and to consummate the transactions contemplated hereby and thereby. The copies of the articles of incorporation and bylaws of Buyer which have been made available to the Representative reflect all amendments made thereto at any time prior to the date of this Agreement.

6B.         Authorization; No Breach.

(i)          All corporate acts and other corporate proceedings required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement, the Escrow Agreement and the other agreements, documents and instruments contemplated hereby to be executed and delivered by Buyer at Closing and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been duly executed and delivered by Buyer, and each of the Escrow Agreement and the other agreements, documents and instruments contemplated hereby to be executed and delivered by Buyer at Closing, when so executed and delivered, shall have been duly executed and delivered by Buyer, and this Agreement constitutes, and each of the Escrow Agreement and the other agreements, documents and instruments contemplated hereby to be executed and delivered by Buyer at Closing, when so executed and delivered shall constitute, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and as such enforcement may be limited by the availability of specific performance and the application of equitable principles.

(ii)         The execution and delivery by Buyer of this Agreement does not, and the consummation by Buyer of the transactions contemplated hereby does not and will not (a) result in a breach of any of the provisions of, (b) constitute a default under, (c) result

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in a violation of, (d) give any third party the right to terminate or to accelerate any obligation under, or (e) require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under any provision of the articles, bylaws or other organizational or governing documents of Buyer, or any indenture, mortgage, loan agreement or material lease or any other material agreement or instrument to which Buyer is a party or by which Buyer or its assets are bound, or any material judgment, order or decree applicable to Buyer or its assets or any statute, law, ordinance, rule or regulation applicable to Buyer or its assets, other than any such authorizations, consents, approvals, exemptions or other actions required under the HSR Act.

6C.         Legal Proceedings. There are no material actions, suits, proceedings or orders pending or, to Buyer’s knowledge, threatened in writing against Buyer at law or in equity, or before or by any Governmental Entity which could reasonably be expected to impair Buyer’s right or ability to perform its obligations under this Agreement.

6D.         Financing. Buyer shall have at the Closing sufficient cash, available lines of credit or other sources of immediately available funds to make payment of all amounts to be paid by it hereunder on and after the Closing Date.

6E.         Brokerage. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any of its Affiliates, other than any agent, broker, investment banker, financial advisor or other firm or Person the fees and expenses of which shall be paid by Buyer.

6F.         Plant Closings and Mass Lay-Offs. Buyer does not currently plan or contemplate any plant closings, reductions in force or terminations of employees of the Company and its Subsidiaries that, in the aggregate, would trigger WARN.

Article 7
TERMINATION

7A.         Termination. Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(i)          by the mutual written consent of Buyer and the Representative (on behalf of the Sellers);

(ii)         by Buyer, if there has been a material breach by the Owners or the Sellers of any covenant, representation or warranty contained in this Agreement which would prevent the satisfaction of any condition set forth in Sections 2A and 2B and such material breach has not been waived by Buyer or, in the case of a material covenant breach, cured by the Sellers within twenty (20) days after written notice thereof from Buyer;

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(iii)        by the Representative (on behalf of the Sellers), if there has been a material breach by Buyer of any covenant, representation or warranty contained in this Agreement which would prevent the satisfaction of any condition set forth in Sections 2A or 2C and such material breach has not been waived by the Representative or, in the case of a material covenant breach, cured by Buyer within twenty (20) days after written notice thereof by the Representative; provided that the failure to deliver the Estimated Purchase Price as contemplated by Article 1 shall not be subject to cure hereunder unless otherwise agreed to in writing by the Representative;

(iv)        by Buyer or the Company at its sole discretion if any Governmental Entity shall institute any suit or action challenging the validity or legality, or seeking to restrain the consummation of, the transactions contemplated by this Agreement; or

(v)         by Buyer or the Representative (on behalf of the Sellers) if the transactions contemplated hereby have not been consummated prior to October 31, 2013; provided that (a) Buyer shall not be entitled to terminate this Agreement pursuant to this Section 7A(v) if Buyer’s material breach of this Agreement has prevented the consummation of the transactions contemplated hereby and (b) the Representative (on behalf of the Sellers) shall not be entitled to terminate this Agreement pursuant to this Section 7A(v) if the Owners’ or the Sellers’ material breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

7B.         Effect of Termination. In the event of any termination of this Agreement by Buyer or the Representative as provided in Section 7B, written notice thereof shall forthwith be given to the other party, and this Agreement shall forthwith become void and of no further force or effect (other than this Section 7B, Section 11A, Section 11B, Section 11I and Article 12, which shall survive the termination of this Agreement and shall be enforceable by the parties hereto), and there shall be no liability or obligation on the part of Buyer, the Owners, or the Sellers to any other party hereto, except for willful or intentional breaches of this Agreement by such party prior to the time of such termination and, in the case of Buyer, any failure to have sufficient immediately available funds for the consummation of the transaction contemplated hereby or any failure to deliver to the Sellers the Estimated Purchase Price. Nothing in this Article 7 shall be deemed to impair the right of any party to compel specific performance by another party of its obligations under this Agreement.

Article 8
RESTRICTIVE COVENANTS

8A.         Covenants Against Competition. Each Seller and each Owner other than the WCP Owners and each Owner that is not an Employee agrees that he/she/it shall not, directly or indirectly, alone or in association with others (other than Buyer) in any capacity, whether as an agent, advisor, employee, consultant, sole proprietor, owner, partner, joint venturer, member, manager, investor or otherwise (other than as an owner of five percent (5%) or less of any publicly traded company), for five (5) years from the Closing Date, or, for the Owners listed on Schedule 8A, for such period following the Closing Date as is reflected on Schedule 8A (each such period to be extended by the duration of any period of violation of, or any period of litigation to enforce, the covenants herein):

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(i)          With the exception of those Owners listed on Schedule 8C, participate within the Restricted Area, other than as a duly authorized agent of Buyer or its Affiliates in the ownership, management, sales, marketing, product development, business development, strategic planning, operation or control of any enterprise which provides or offers to provide or otherwise engages in the provision of any goods or any services related to (a) home or alternate site infusion; and/or (b) the provision of any other product or service provided by the Company or any of its Subsidiaries within the twelve (12) months prior to the Closing;

(ii)         Influence or attempt to influence any of the Patients of the Company or any of its Subsidiaries to transfer their patronage from the Company or any of its Subsidiaries to any other business or enterprise;

(iii)        Influence or attempt to influence any of the Referral Sources of the Company or any of its Subsidiaries to refer patients to any business or enterprise providing the same or substantially the same goods and services as the Company or any of its Subsidiaries; or

(iv)        In any other manner interfere with, disrupt or attempt to interfere with or disrupt the relationship between Buyer and/or the Company and any of its Subsidiaries and any patients, referral sources or suppliers.

8B.         Covenants Against Solicitation.

(i)          Each Seller and each Owner (other than the WCP Owners and each Owner that is not an Employee) agrees that he/she/it shall not, directly or indirectly, alone or in association with others (other than Buyer) in any capacity, whether as an agent, advisor, employee, consultant, sole proprietor, owner, partner, joint venturer, member, manager, investor or otherwise (other than as an owner of five percent (5%) or less of any publicly traded company), for a period of five (5) years following the Closing Date (such period to be extended by the duration of any period of violation of, or any period of litigation to enforce, the covenants herein) influence or attempt to influence any of the employees of Buyer to alter, not renew or terminate their relationship with Buyer or solicit any Employee for employment by or engagement with any Entity other than Buyer and its Affiliates.

(ii)         Each WCP Owner shall not, and shall cause such WCP Owner’s Affiliates (including its respective Controlled Portfolio Companies; provided that (a) other Portfolio Companies which are not also Controlled Portfolio Companies, (b) publicly owned Portfolio Companies, whether or not also Controlled Portfolio Companies, and (c) Limited Partners, shall not be considered Affiliates) not to, and each Owner that is not an Employee shall not, and shall cause their respective controlled Affiliates not to, directly or indirectly, for a period of one (1) year following the Closing Date: (1) solicit for employment in any business engaged in the operation of alternate-site infusion therapies (x) any of the employees of Buyer set forth on Schedule 8B(ii)(1) or (y) any of the Employees or (2) employ any of the Employees set forth on Schedule 8B(ii)(2); provided, however, that the prohibition of clause (1) of this Section 8B(ii) shall not apply to

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solicitations made to the public generally, or the use of general media advertisements or recruiting firms that, in each case, are not targeted at such persons.

8C.         Provisions Applicable to Specified Owners. Section 8A(i) shall not apply to the Owners listed on Schedule 8C. Instead, the restrictions set forth in the sections of the agreements identified in Schedule 8C shall apply with respect to the specified Owners for the time period set forth in Schedule 8C. This Section 8C and Schedule 8C shall have no effect on the application of the agreements specified in Schedule 8C in the context of the listed Owners’ employment and, with respect thereto, such agreements shall remain in full force and effect.

8D.         Modification. If a court of competent jurisdiction should declare the covenants contained in Article 8 unenforceable because of any unreasonable restriction of activities, duration and/or geographical area, then the parties hereby acknowledge and agree that such court shall have the express authority to reform the covenants to provide for reasonable restrictions and/or grant Buyer such other relief at law or in equity reasonably necessary to protect the interests of Buyer.

8E.         Injunctive Relief; Other. Each Seller and each Owner specifically agrees and acknowledges that the restrictions contained in this Article 8 are necessary to prevent harm to Buyer and that the restrictions contained herein will not result in unreasonable harm to either of them. Each Seller and each Owner further acknowledges that a breach of any provision of this Article 8 by him/her/it would cause Buyer to suffer immediate and irreparable harm, which could not be remedied by the payment of money. In the event of a breach or threatened breach by any Seller of the provisions of any covenant contained in this Article 8, Buyer shall be entitled to injunctive relief to prevent or end such breach, without the requirement to post bond, and recovery of costs (including attorneys’ fees) to enforce the covenant. Nothing herein shall be construed as prohibiting Buyer from pursuing any other remedies available to it for such breach or such threatened breach, including the recovery of damages.

Article 9
DEFINITIONS

9A.         Definitions. The terms defined in Exhibit A hereto, whenever used herein, shall have the meanings set forth on Exhibit A for all purposes of this Agreement. The definitions on Exhibit A are incorporated into this Agreement as if fully set forth at length herein and all references to a section in such Exhibit A are references to such section of this Agreement.

9B.         Usage.

(i)          Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(ii)         Whenever the words “hereof,” “herein,” “hereunder,” “hereby,” and “herewith” and words of similar import are used in this Agreement, they shall construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

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(iii)        Words denoting any gender shall include all genders. Where a word is defined herein, references to the singular shall include references to the plural and vice versa.

(iv)        A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(v)         All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.

(vi)        All references to a day or days shall be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.

(vii)       Any reference to any agreement or contract referenced herein or in the Company Disclosure Letter shall be a reference to such agreement or contract, as amended, modified, supplemented or waived.

Article 10
INDEMNIFICATION

10A.         Indemnification by the Sellers and Owners.

(i)          From and after the Closing (but subject to the provisions of this Article 10), the Sellers shall, jointly and severally, and the Owners shall, on a separate basis (and for the avoidance of doubt, not on a joint or several basis) for such Owner’s pro rata portion (based on the percentage of amounts received by each Owner as reflected on Exhibit I) and solely to the extent and in the circumstances described in Section 10G(i), indemnify, defend and hold harmless the Buyer Indemnified Parties from, against and with respect to any and all Losses incurred by the Buyer Indemnified Parties, arising out of or resulting from, any of the following:

(a)               Any breach of any representation or warranty of the Sellers contained in Article 5;

(b)               Any breach by the Sellers of any covenant or agreement that survives the Closing pursuant to Section 10C(ii);

(c)               Any failure by the Sellers to pay and discharge the Excluded Liabilities; and

(d)               Any failure of the Company 401(k) Plan to have been administered and operated prior to the Closing in compliance with its terms and the applicable requirements of ERISA and the Code.

(ii)         From and after the Closing (but subject to the provisions of this Article 10), each Owner shall on a separate basis (and for the avoidance of doubt, not on a joint or several basis) for such Owner’s pro rata portion (based on the percentage of amounts received by each Owner in as reflected on Exhibit I) indemnify, defend and hold

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harmless the Buyer Indemnified Parties from any and all Losses incurred by any such Buyer Indemnified Party, arising out of or resulting from any breach of (a) any representation or warranty of such Owner set forth in Article 4, or (b) any breach by such Owner of any covenant of such Owner contained in this Agreement. Notwithstanding that each Owner is separately liable for Losses indemnifiable by such Owner under Section 10A(ii)(a), the Buyer Indemnified Parties shall be entitled to recover all of such Losses from the Escrow Amount (to the extent available), but shall not be entitled to recover any Losses arising pursuant to Section 10A(ii)(b) from the Escrow Amount.

10B.         Indemnification by Buyer. From and after the Closing (but subject to the provisions of this Article 10), Buyer shall indemnify, defend and hold harmless the Seller Indemnified Parties from, against and with respect to any and all Losses suffered or incurred by any such Seller Indemnified Party arising out of or resulting from any (i) breach of any representation or warranty of Buyer contained in this Agreement, (ii) breach of any covenant or agreement requiring performance by Buyer, (iii) Assumed Liability, (iv) the provision of services rendered by Buyer and its Affiliates under the VA Subcontract and after the date of the Novation, the VA Contract, or (v) the use of Sellers’ Licenses and Permits after the Closing as contemplated by Sections 11C, 11Q, 11R and 11T for operation of the Business or other non-transferred assets by Buyer and its Affiliates.

10C.         Survival; Limitations on Liability.

(i)          The representations and warranties of the parties hereto set forth in this Agreement shall survive the Closing solely for purposes of this Article 10 and shall terminate on the one (1) year anniversary of the Closing Date, except that the right to assert (a) claims for breaches of the representations and warranties contained in Section 5S (Compliance with Applicable Health Care Laws) and Section 5T (Payor Relations) shall terminate as of the second anniversary of the Closing Date, (b) claims for breaches of the Fundamental Representations shall terminate as of the fifth anniversary of the Closing Date, and (c) claims for fraud by any Seller committed against Buyer in connection with the transactions contemplated hereby shall survive the Closing until the expiration of the applicable statute of limitations.

(ii)         The right to assert any claims for violations of any covenants contained in this Agreement set forth in Article 3 and Section 11F(iii) shall not survive the Closing (other than the covenants set forth in Section 3B(i) through 3B(xvi) and Section 3C, in each case, which shall survive the Closing and shall terminate on the one (1) year anniversary of the Closing Date) and any other covenants contained in this Agreement shall survive in accordance with the terms of such specific covenant.

(iii)        The Buyer Indemnified Parties shall not be entitled to recover for any individual Loss under Section 10A(i)(a) and, solely with respect to Section 3B and Section 3C, Section 10A(i)(b) unless such Loss equals or exceeds Twenty-Five Thousand Dollars ($25,000);

(iv)        Except in the case of fraud by any Seller or Owner committed against Buyer in connection with the transactions contemplated hereby, the Buyer Indemnified

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Parties shall not be entitled to recover for any such Loss under Section 10A(i)(a) and, solely with respect to Section 3B and Section 3C, Section 10A(i)(b) until the aggregate amount of all such Losses suffered by all such Buyer Indemnified Parties exceeds Two Million Dollars ($2,000,000) (the “Deductible”), at which time, subject to the other limitations of this Article 10, the Buyer Indemnified Parties may only recover such Losses in excess of the Deductible;

(v)         The Buyer Indemnified Parties shall be entitled to indemnification for all Losses under Section 10A(i)(a) and, solely with respect to Section 3B and Section 3C, Section 10A(i)(b) up to an amount of Losses in excess of the Deductible equal to three percent (3%) of the Base Purchase Price, except that with respect to the breach of the Fundamental Representations and claims for fraud by any Seller committed against the Buyer in connection with the transactions contemplated hereby, Buyer shall be entitled to indemnification for all Losses up to the amount received by the Owners in the aggregate;

(vi)        In no event shall any Owner’s aggregate liability under this Agreement for breaches of representations and warranties exceed an amount equal to the amount of the proceeds received by such Owner pursuant to this Agreement;

(vii)       For the avoidance of doubt, any adjustment paid pursuant to Section 1H shall not count towards the Deductible;

(viii)      The parties acknowledge and agree that the Representative may, from time to time, amend Exhibit I by providing notice to Buyer, provided that no such amendment shall be effective if the percentage of aggregate amounts received by the WCP Owners is less than eighty percent (80%); provided that for all purposes of this Agreement, the percentage of aggregate amounts received by the WCP Owners will not be less than eighty percent (80%).

10D.         Exclusive Remedy. Each party acknowledges and agrees that, from and after the Closing (except for disputes under Section 1H and Section 1K, which disputes will be resolved in accordance with the dispute mechanism set forth in Section 1H and Section 1K, and other than in order to enforce any and all rights set forth in Article 8 (Restrictive Covenants), Section 11B (Confidentiality) and Section 12P (Specific Performance)), its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement and the Company Disclosure Letter and the transactions contemplated hereby and thereby shall be pursuant to the indemnification provisions set forth in this Article 10. In furtherance of the foregoing, each Indemnified Party hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against any Indemnifying Party or any Seller or any Owner relating to the operation of the Company and its Subsidiaries or their businesses or relating to the subject matter of this Agreement and the Company Disclosure Letter and the transactions contemplated hereby and thereby, whether arising under or based upon any federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise.

10E.         Termination of Indemnification. The obligations to indemnify and hold harmless a party hereto in respect of a breach of a representation or warranty or covenant shall terminate

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when the applicable representation or warranty or covenant terminates pursuant to Section 10C(i) or Section 10C(ii); provided, however, that such obligations to indemnify and hold harmless with respect to Losses arising prior to the applicable termination date shall not terminate with respect to any item as to which the Person to be indemnified shall have, prior to the applicable termination date, previously made a claim by delivering a written notice (stating in reasonable detail the nature and amount (if known) of, and factual and legal basis for, any such claim for indemnification, and the provisions of this Agreement upon which such claim for indemnification is made) to the Indemnifying Party in accordance with this Agreement. No Indemnified Party shall have any right to assert any claims pursuant to this Article 10 with respect to any Loss, cause of action or other claim to the extent it is primarily a possible or potential Loss, cause of action or claim that such party believes may be asserted rather than a Loss, cause of action or claim that has, in fact, been filed of record against such Indemnified Party or one of its Affiliates or paid or incurred by such Indemnified Party or one of its Affiliates.

10F.         Procedures Relating to Indemnification.

(i)          In order for a Person that has rights of indemnification under this Agreement (each, an “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of a claim or demand made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the indemnifying party (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third Party Claim as promptly as reasonably possible after receipt by such Indemnified Party of notice of the Third Party Claim; provided that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure; provided further that, for purposes of making claims against the Escrow Amount, written notice to the Representative shall be deemed written notice to the Indemnifying Party pursuant to this Section 10F(i). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

(ii)         If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it elects, to assume the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party so long as (a) the Indemnifying Party notifies the Indemnified Party in writing within thirty (30) days after the Indemnified Party has given notice of the Third Party Claim of the Indemnifying Party’s election to assume the defense of such Third Party Claim, (b) the Third Party Claim does not predominately seek an injunction or other equitable relief against the Indemnified Party, (c) settlement of, or an adverse judgment with respect to, the Third Party Claim (1) is not, in the good faith, reasonable judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party or (2) in the good faith, reasonable judgment of the Indemnified Party, would not reasonably be expected to materially injure the Indemnified Party’s reputation and future business prospects, and (d) upon a petition by the Indemnified Party, a court of

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competent jurisdiction has not determined that the Indemnifying Party failed to diligently prosecute or defend such Third Party Claim; provided that notwithstanding the foregoing, the Indemnifying Party shall be entitled to assume the defense of any Third Party Claim relating to any Excluded Liability.

(iii)        If the Indemnifying Party assumes the defense of the Third Party Claim in accordance with this Section 10F, the Indemnified Party may retain separate co-counsel at its sole cost and expense (which costs and expenses shall not be indemnifiable Losses hereunder) and participate in the defense of the Third Party Claim subject to the Indemnifying Party’s right to control the defense thereof. In the event that the Indemnifying Party does not assume and control the defense of a Third Party Claim, the Indemnified Party shall assume and control the defense of such Third Party Claim and shall reasonably contest such Third Party Claim in good faith.

(iv)        The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party unless such settlement provides the Indemnified Party with a full and unconditional release from such Third Party Claim. No Indemnifying Party shall admit or permit to be admitted any fault, responsibility or liability on behalf of an Indemnified Party without such Indemnified Party’s consent, which consent may be granted or withheld at Indemnified Party’s sole discretion.

(v)         If the Indemnifying Party chooses to defend any Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution of such Third Party Claim. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(vi)        In the event that the Indemnifying Party has not elected to (or is not able to by operation of Section 10F(ii)) assume control of the defense, the Indemnified Party may defend against and shall reasonably contest such Third Party Claim (and the Indemnified Party shall use its commercially reasonable efforts to consult with, or obtain consent from, the Indemnifying Party in connection therewith), but may not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld). The Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, in each case, subject to the limitations provided in this Agreement.

10G.       Certain Additional Matters.

(i)          Any indemnification pursuant to this Article 10 shall be effected (a) in the case of an indemnification claim resolved in favor of the Seller Indemnified Parties, by wire transfer of immediately available funds from Buyer to an account(s) designated in

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writing by the Representative within thirty (30) days after the determination thereof and (b) in the case of an indemnification claim resolved in favor of any Buyer Indemnified Party, by wire transfer of immediately available funds from the Sellers to an account designated in writing by Buyer within thirty (30) days after the determination thereof; provided that any indemnification owed by the Sellers to the Buyer Indemnified Parties under this Article 10 (other than pursuant to Section 10A(ii)(b)) shall first be satisfied out of the Escrow Amount to the extent then available; provided, however, that the Escrow Amount shall not be available to satisfy any claims related to breach of any covenant requiring performance after the Closing, including the covenants contained in Article 8. Buyer and the Representative shall promptly provide joint written instructions to the Escrow Agent directing the Escrow Agent to make payment pursuant to the preceding sentence if the Escrow Agent has not timely done so pursuant to the Escrow Agreement. Thereafter, the Buyer Indemnified Parties shall have direct recourse, on a joint and several basis, to the Sellers, subject to the terms and limitations contained in this Article 10. If the net assets of the Sellers readily available to satisfy any such indemnification claim are insufficient to satisfy the claim in full or the Sellers do not pay such indemnification claim within thirty (30) days after the final determination thereof, then after a final determination that any Losses are payable to any Buyer Indemnified Party hereunder, the Buyer Indemnified Parties shall have direct recourse to the Owners to the extent of such shortfall on a separate basis (and for the avoidance of doubt, not on a joint or several basis) for such Owner’s pro rata portion (based on the percentage of amounts received by each Owner as reflected on Exhibit I), subject to the terms and limitations contained in Article 10. Within five (5) Business Days after the one (1) year anniversary of the Closing Date, the Escrow Agent shall, pursuant to the terms of the Escrow Agreement, release to, or as directed by, the Representative an amount equal to the excess of (i) all remaining Escrow Amounts in the Escrow Account, minus (ii) the aggregate amount (the “Claim Amount”) for which claims for indemnification were made against the Escrow Amount prior to the one (1) year anniversary of the Closing Date and not yet resolved. Furthermore, with respect to determinations made after the first anniversary of the Closing Date, within five (5) Business Days after it is determined that all or any portion of the Claim Amount is not owed to Buyer hereunder, the Escrow Agent shall, pursuant to the terms of the Escrow Agreement, release to, or as directed by, the Representative such portion of the Claim Amount. Buyer and the Representative shall promptly provide joint written instructions to the Escrow Agent directing the Escrow Agent to take the foregoing actions if the Escrow Agent has not timely done so pursuant to the Escrow Agreement.

(ii)         The amount of any and all Losses under this Article 10 shall be determined net of any amounts actually recovered by an Indemnified Party or any of such Indemnified Party’s Affiliates under or pursuant to any insurance policy, title insurance policy, indemnity, reimbursement arrangement or contract, pursuant to which or under which such Indemnified Party or such Indemnified Party’s Affiliates is a party or has rights so long as the insurer has no recourse against the Indemnified Party for amounts so paid. Any Buyer Indemnified Party that may be entitled to indemnification hereunder shall seek full recovery under any applicable insurance policy, title insurance policy, indemnity, reimbursement arrangement or contract, in each case, included in the Assets with any third party that may cover a Loss to the same extent as they would if such Loss

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were not subject to indemnification or other recovery hereunder. In the event that an insurance or other recovery is made by any Indemnified Party with respect to any Loss for which any such Indemnified Party has been indemnified or otherwise recovered hereunder, then a refund equal to the aggregate net amount of the recovery shall be made promptly to the Person providing the indemnity or other recovery and if such recovery is made from the Escrow Account, to the Representative. in either such case so long as the insurer has no recourse against the Indemnified Party for amounts so paid. With respect to any matter involving any Excluded Assets or Excluded Liabilities and for which Buyer has no right or good faith basis for asserting a claim for indemnification against the Sellers and Owners under Section 10A, then when and as requested by the Representative (on behalf of the Sellers) and at the Sellers’ sole cost and expense with respect to such matter, Buyer shall cooperate with Sellers in making and pursuing a claim on behalf of Sellers’ against any insurance policy included in the Assets.

(iii)        In no event shall any Indemnified Party be entitled to recover or make a claim for any amounts in respect of, and in no event shall “Losses” be deemed to include, (a)(1) any consequential, punitive, incidental, indirect, special or exemplary losses, liabilities, damages, or expenses, or (2) any losses, liabilities damages or expenses for lost profits or diminution in value or any “multiple of profits,” “multiple of cash flow” or similar valuation methodology used in calculating the amount of Losses, or (b) in the case of Buyer, any loss, liability, damage or expense to the extent such item was included in the calculation of the Purchase Price or Closing Net Working Capital.

(iv)        With respect to (a) any matter involving any Excluded Assets or Excluded Liabilities and for which Buyer has no right or good faith basis for asserting a claim for indemnification against the Sellers and Owners under Section 10A or (b) any matter for which Buyer has a right or good faith basis for asserting a claim for indemnification (whether or not asserted) against the Sellers and Owners under Section 10A, then, when and as requested by the Representative (on behalf of the Sellers) and at the Sellers’ sole cost and expense with respect to such matter, Buyer shall either enforce rights to indemnification with respect to such matter under any Assumed Contract relating to any of the Seller’s prior acquisitions or, if effective, reassign to the Sellers such rights under any such Assumed Contract in order for the Sellers to enforce such rights. In the event that the Representative makes a request pursuant to clause (b) above, then (1) the Representative (on behalf of the Sellers) shall pay to Buyer the amount of any Losses to which Buyer is entitled under this Agreement, notwithstanding Section 10C(iii) and Section 10C(iv), then (2) the Representative (on behalf of the Sellers) shall be reimbursed for all losses, costs and expenses (including legal fees), then (3) Buyer shall be entitled to any remaining amounts.

(v)         Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes.

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Article 11
ADDITIONAL AGREEMENTS

11A.         Press Release. Each of the parties shall use reasonable efforts to consult with each of the other parties on any initial press release, public announcement or publicly disseminated communication concerning the transactions contemplated hereby, and prior to any press release, public announcement or publicly disseminated communication concerning this transaction, to discuss the content of any such announcement. Between the date hereof and the Closing, the parties agree to use reasonable efforts to consult with each other prior to any press release, public announcement or publicly disseminated communication concerning this transactions contemplated hereby, to discuss the content of any such announcement and to refrain from making any such press releases or public announcements without first receiving the other’s prior consent, which shall not be unreasonably withheld. A party shall be deemed to have given such consent if such party has not provided written notice of objection to the other party within two (2) Business Days following the delivery of notice to the non-disclosing party of such proposed communication. Notwithstanding the foregoing, after the Closing, the WCP Owners, Buyer and their respective Affiliates may provide information about the subject matter of this Agreement and the transactions contemplated hereby in connection with any of their fund raising, marketing, information and reporting activities. The provisions of this Section 11A shall survive the termination of this Agreement.

11B.         Confidentiality.

(i)          Buyer acknowledges that all information provided to it and its respective Affiliates’ agents and representatives by the Company, the Sellers and their respective Affiliates, agents and representatives (including pursuant to Section 3A) is subject to the terms of a confidentiality agreement between or on behalf of the Company and Buyer or one or more of their respective Affiliates or other beneficial owners (the “Confidentiality Agreement”), the terms of which are hereby incorporated herein by reference; provided, however, that following the Closing, the limitations on the Buyer’s use of the Sellers’ confidential information shall be of no force or effect but the Buyer shall maintain the confidentiality of the information pertaining to the Owners.

(ii)         From the date hereof until the second anniversary hereof, each Seller and each Owner will treat and hold as confidential all of Buyer’s confidential information, refrain from disclosing any of Buyer’s confidential information except in connection with this Agreement and destroy, at the written request and option of Buyer, all tangible embodiments (and all copies) of any of Buyer’s confidential information in such Seller’s or Owner’s possession; provided that any Seller or Owner may disclose the terms of this Agreement to their respective employees, accountants, advisors and other representatives as necessary in connection with the ordinary conduct of their respective businesses. Each Seller and each Owner understands that such Seller or Owner may be in possession of non-public information about Buyer and agrees that such Seller or Owner will not knowingly purchase or sell shares of common stock of Buyer or any Affiliate of Buyer during the period beginning on the Execution Date and ending on the Closing Date or any other period of time in which information disclosed in connection with the transactions contemplated herein may be reasonably deemed to constitute material non-public

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information, which such period shall be deemed to extend no longer than one year after the Closing. Each Seller and Owner acknowledges that, as a result of such Seller’s or Owner’s association with the Business, such Seller and Owner has acquired confidential and proprietary information of special value to the Business including, without limitation, any pricing, purchasing information, lists of or information regarding Patients, lists of or information regarding Referral Sources of the Company, formularies, employee names, wages or benefits, trade secrets, policies or procedures, outcomes data, financial data, business strategies, strategic plans, marketing materials, and contract terms, each with respect to the Business. Following the Closing, each Seller and Owner will treat and hold as confidential and proprietary all of the Business’ confidential and proprietary information and refrain from disclosing any of the Business’ confidential and proprietary information except (a) in connection with this Agreement, (b) to the extent required by Law or as required by Law to be included, in any report, statement, testimony or other submission to any Governmental Entity having jurisdiction over a Seller, an Owner or its Affiliates, as applicable, (c) as may be reasonably necessary or advisable in connection with the preparation and filing of any Tax Returns, accounting records, financial reporting obligations or any audit, (d) to its legal, tax or other advisors and representatives or (e) in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to a Seller, an Owner, or any of their Affiliates, as applicable, in the course of any litigation, investigation or administrative proceeding. In the event that any Seller or Owner is required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any of Buyer’s confidential information, such Seller or Owner shall notify Buyer of the requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 11B(ii). If, in the absence of a protective order or the receipt of a waiver hereunder, any Seller or Owner is, on the advice of counsel, compelled to disclose any of Buyer’s confidential information to any tribunal or else stand liable for contempt, such Seller or Owner may disclose such confidential information to the tribunal; provided, however, that such Seller or Owner shall use his, her or its commercially reasonable efforts to obtain, at the reasonable request of Buyer and at Buyer’s expense, an order or other assurance that confidential treatment will be accorded to such portion of such confidential information required to be disclosed as Buyer shall designate. Buyer’s confidential information shall not include any information which (y) is or becomes generally available to the public other than as a result of a disclosure by a Seller or an Owner in breach of this Section 11B(ii), or (z) becomes available to a Seller or an Owner on a non confidential basis from a source other than Buyer.

11C.           Cooperation. From and after the Closing, Buyer, on the one hand, and each of the Sellers and the Owners, on the other hand, shall execute and deliver such further assignments, endorsements and instruments of conveyance and transfer as may reasonably be necessary to further effectuate the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Contract or any claim or right or any benefit arising thereunder or resulting therefrom if and for so long as such assignment, without the consent of a third party thereto, would constitute a breach or other contravention of such Contract or in any way adversely affect the rights of the Buyer or the Sellers thereunder. If such consent is not obtained, or if an attempted assignment

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thereof would be ineffective or would adversely affect the rights of any Seller thereunder so that the Buyers would not in fact receive all such rights, Buyer and each Seller will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and perform and discharge the obligations thereunder in accordance with this Agreement, or under which such Seller would enforce for the benefit of Buyer at Buyer’s sole cost and expense, with Buyer being responsible for the performance and discharge of such Seller’s obligations, any and all rights of the Sellers against a third party.

11D.           Insurance. The Sellers shall maintain in full force and effect their policies of insurance until the Closing Date. The Company shall purchase (it being understood and agreed that 50% of all amounts paid by the Company, its Subsidiaries or Affiliates in connection with this Section 11D on or prior to the Closing shall increase the Purchase Price) on or before the Closing Date four year extended reporting endorsements (“tails”) for any and all policies of insurance maintained on a “claims made” basis and covering any of the Sellers as of the date hereof with limits consistent with amounts in effect as of the date hereof and will add Buyer as an additional insured to said policies. The Company will provide a certificate of insurance evidencing such tail policy to Buyer at the Closing. Notwithstanding the foregoing, the Company is under no obligation to maintain its policy(ies) of director and officer liability insurance. If the Company elects to purchase a tail for any policy(ies) of director and officer liability insurance coverage, the Company shall purchase such coverage at its sole cost and expense.

11E.           Benefit Matters.

(i)          Effective as of the Closing, Buyer shall (and shall cause to be taken all actions as are necessary or appropriate to) assume the sponsorship of, the assets maintained pursuant to, and all liabilities and obligations arising under or in connection with each Assumed Seller Plan. Buyer shall be solely responsible for complying with the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code for any individual who is an “M&A qualified beneficiary” as defined in Q&A-4 of Treas. Reg. §54.4980B-9.

(ii)         Prior to the Closing, (A) the board of managers of the Company will have caused to be passed a resolution stating that the Company 401(k) Plan shall be terminated effective at least one (1) day prior to the Closing but contingent on the occurrence of the Closing, and (B) the Company shall not take any actions that would cause the Company 401(k) Plan to lose its tax-qualified status. Within thirty (30) days of Closing, Buyer shall permit all employees who were participants in or eligible to participate in the Company 401(k) Plan as of the Closing Date to participate in a 401(k) plan maintained by Buyer or its Affiliates (the “Buyer 401(k) Plan”). Prior to the Closing, the board of directors of Buyer will have caused to be passed a resolution (a copy of which shall have been provided to Sellers) stating that Buyer or designee of Buyer shall become the named fiduciary (as determined under ERISA) of the Company 401(k) Plan following the Closing, which resolution may also provide that Buyer may delegate such fiduciary status to a designee to the extent permitted by applicable Laws. Buyer shall further cause the Buyer 401(k) Plan to accept rollovers of distributions (or direct rollovers) and outstanding participant loans from the Company 401(k) Plan. Buyer shall administer, at

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Buyer’s sole cost and expense, the termination of the Company 401(k) Plan in compliance with its terms and the requirements of all applicable Laws, and in such a manner as to permit the distribution of loan promissory notes from the Company 401(k) Plan and rollover of such promissory notes to the Buyer 401(k) Plan without causing any default on a Company 401(k) Plan loan.

(iii)        Following the Closing, Buyer shall cause to be granted to all employees of Buyer or any of its Affiliates who were employees of the Company or any of its Subsidiaries immediately prior to the Closing credit for all purposes (including eligibility, vesting, and accrual or determination of amount of benefits) for their service with the Company or any of its Subsidiaries prior to the Closing under any benefit or compensation plan, program, agreement, contract or arrangement maintained by Buyer or any of its Affiliates. Further, following the Closing, Buyer shall credit all employees of Buyer or any of its Affiliates who were employees of the Company or any of its Subsidiaries immediately prior to the Closing with the amount of their extended illness bank benefits in the amount set forth on Schedule 11E(iii) and shall permit all such employees to utilize such benefits in accordance with the terms of the policy of the Company and its Subsidiaries that was in effect with respect to such benefits prior to the Closing Date.

11F.           Employees.

(i)          Buyer shall make an offer of employment to (i) each Employee (including Employees on temporary leave of absence, including family medical leave, military leave, short- or long-term , workers compensation, or sick leave) (notwithstanding the terms of any other agreement between Buyer or any of its Affiliates or Subsidiaries, on the one hand, and such Employee, on the other hand) and (ii) each Person listed on Schedule 11F, in each case at least ten (10) days prior to the Closing Date, or within five (5) Business Days of the applicable date of hire with respect to any Employee hired less than ten (10) days prior to the Closing Date, which offers shall include base salary not less than Employee’s base salary as of the Execution Date, subject to exceptions reasonably determined by Buyer in consultation with the Sellers’ CEO, which shall provide that employment with Buyer or one of its Affiliates will commence effective as of the Closing; provided, however, that any offer of employment shall be contingent upon the Closing actually occurring. Nothing herein shall obligate Buyer to employ any Employees for any specific time period. Nothing herein shall be construed to grant any Employee any rights as a third party beneficiary. If any Employee fails to meet Buyer’s hiring standards, e.g., as a result of drug screening or background check, or is a former employee of Buyer ineligible for re-hiring, (a) Buyer will nevertheless offer employment to such individuals for such minimum period as is necessary to permit eligibility for COBRA benefits under Buyer’s health benefit plans (other than any Assumed Seller Plan); (b) such Employees will not be granted access to any Buyer systems; and (c) such Employees will not be eligible for any severance from Buyer.

(ii)         On or prior to the Closing Date, the Company and each applicable Owner shall terminate any existing employment agreement between them and agree that any such employment agreements shall be of no further force or effect after the Closing Date.

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Furthermore, the Company and each such Owner acknowledge and agree that all rights and obligations under the specified employment agreements shall cease as of the Closing Date, including any rights to compensation, severance and other payments. On or prior to the Closing Date, the Company and each of Dana Soper, Steven Jones and Kenneth Kollmann shall terminate any existing restrictive covenant agreement between them and agree that such restrictive covenant agreements shall be of no further force or effect after the Closing Date.

(iii)        The Sellers shall cause their payroll agent(s) to process payroll for all Employees for dates of service through the day immediately prior to the Closing Date and shall pay out to all Employees the value of any accrued paid time off, but for the avoidance of doubt, not including any extended illness bank accruals described in Section 11E(iii).

11G.         SEC Financial Statements and Auditor’s Consents.

(i)          The Company shall use its commercially reasonable efforts to cooperate with Buyer so that Buyer can obtain or prepare, within the time periods required by applicable securities laws and regulations and NASDAQ Global Market requirements, and in no event later than the Closing Date, subject to Section 11G(ii), any audited and unaudited financial statements relating to the Company and its Subsidiaries and any pro forma or other financial information (other than audited and unaudited financial statements) relating to the Company and its Subsidiaries that the Buyer is required to file with the SEC under applicable securities laws and regulations, with such financial statements and financial information to be prepared in accordance with such laws, regulations and requirements (including unqualified audit reports) (such information, the “Required SEC Financial Statements”). Buyer shall notify the Company in writing of (i) Buyer's determination of required SEC Financial Statements under the significance tests of Rule 3-05 of Regulation S-X, and (ii) Buyer's non-exclusive summary of the adjustments (to the extent such adjustments may require the Company's cooperation) to the Schedule 5D Financial Statements that Buyer or Grant Thornton has determined necessary for the SEC Financial Statements to be prepared in accordance with Regulation S-X. In connection with the foregoing, the Company shall use commercially reasonable efforts:

(a)          provide to Buyer the Company’s audited consolidated (A) balance sheets for the Company and its Subsidiaries as of each of December 31, 2012, 2011 and 2010, and (B) related statements of earnings, cash flows and stockholders’ equity and, if applicable, statements of comprehensive income, of the Company and its Subsidiaries for the fiscal years ended December 31, 2012, 2011 and 2010, accompanied by the report thereon by Grant Thornton, in each case to the extent the foregoing would constitute Required SEC Financial Statements (any such balance sheets, statements of earnings, changes in net parent investment, cash flows, stockholders’ equity, comprehensive income, reports and opinions, collectively, the “Audited Financial Statements”);

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(b)          to request that Grant Thornton deliver an unqualified opinion with respect to the Audited Financial Statements and providing to Grant Thornton customary consent letters from the Company as are requested by Grant Thornton in connection with delivering such opinion;

(c)          to enter into engagement letters with Grant Thornton as reasonably requested by Grant Thornton;

(d)          to deliver unaudited consolidated balance sheets of the Company and its Subsidiaries as of March 31, 2013, and the related unaudited consolidated statements of operations and cash flows and, if applicable, statements of comprehensive income of the Company and its Subsidiaries for the three months ended March 31, 2013 (or for any subsequent interim period completed after the date of this Agreement within sixty (60) days following the end of any such interim period), which shall be prepared in accordance with Regulation S-X, in each case to the extent the foregoing would constitute Required SEC Financial Statements (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “SEC Financial Statements”); and

(e)          to deliver any other financial and other pertinent information regarding the Business that would constitute Required SEC Financial Statements; provided that the foregoing does not include any information with respect to any Owner.

(ii)         For the avoidance of doubt, notwithstanding anything to the contrary contained in Section 11G(i), failure to deliver or provide the information set forth in this Section 11G prior to the Closing Date shall not be deemed to be a breach of the obligations of the Company and the Sellers hereunder and therefore, compliance with this Section 11G shall not constitute a condition to Closing pursuant to Section 2B(i). The Sellers and the Company hereby agree to consent to the inclusion of such SEC Financial Statements and information in any filings by Buyer with any securities regulatory authority or exchange. To the extent required following the Closing Date, the Sellers and the Company further hereby agree to use commercially reasonable efforts after the Closing Date (a) to request Grant Thornton to provide to Buyer (or Buyer’s successor) any such auditor’s consent to the inclusion of any such SEC Financial Statements or the information contained therein, in any filings by or on behalf of Buyer (or Buyer’s successor) with any applicable securities regulatory authority or securities exchange and (b) to request that Grant Thornton cooperate with Buyer and its auditors in the preparation of the pro forma financial statements required under Regulation S-X to reflect, among other things, the elimination of the Excluded Assets and the Excluded Liabilities.

Buyer is solely responsible for and shall promptly reimburse the Company upon written request including a copy of related Grant Thornton invoice for any costs and expenses of the Company in complying with this Section 11G (it being understood and agreed that any amounts not reimbursed prior to the Closing Date shall increase the Purchase Price).

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11H.       Certain Tax Matters.

(i)          All transfer, documentary, sales, use, stamp, registration and other such Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred by the Company or its Subsidiaries directly or indirectly in connection with consummation of the transactions contemplated by this Agreement shall be paid by fifty percent (50%) by the Sellers, on the one hand, and fifty percent (50%) by the Buyer, on the other hand, when due, regardless of whether such Taxes are technically owed by the Sellers, Buyer, the Company or any of the Subsidiaries and Buyer will file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and if required by applicable Law, the Sellers will join in the execution of any such Tax Returns and other documentation. The Sellers shall reimburse Buyer for fifty percent (50%) of the costs of preparation of any such Tax Returns and similar documentation.

(ii)         At the Closing, each Seller shall deliver to the Buyer a written statement, in the form prescribed by Section 1.1445-2(b)(2) of the Treasury Regulations, certifying under penalties of perjury that such Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

11I.       Expenses. Except as otherwise provided herein, each party shall pay their own fees and expenses incurred by such party in connection with this Agreement and the transactions contemplated hereby or otherwise required by applicable law.

11J.       Distributions from the Escrow Agreement. Distributions of Escrow Amount from the Escrow Account shall be made in accordance with the terms of this Agreement and the Escrow Agreement. Buyer and the Representative shall promptly provide joint written instructions to the Escrow Agent directing the Escrow Agent to make required distributions if the Escrow Agent has not timely done so pursuant to the Escrow Agreement

11K.      Certain Access Provisions.

(i)          For a period of seven (7) years after the Closing Date or one hundred eighty (180) days after the expiration of the applicable statute of limitations, whichever is later, Buyer shall preserve and retain all corporate, accounting, Tax, legal, auditing or other books and records relating to the conduct of the Business prior to the Closing Date.

(ii)         After the Closing Date and in the event that the Representative has a reasonable business purpose related to the Excluded Assets, the Excluded Liabilities, its obligations under this Agreement or the consummation of the transactions contemplated hereby to have access to the materials referred to in this Section 11K, Buyer shall permit the Representative and its representatives, advisors, attorneys and accountants to have reasonable access to, and if reasonable, to inspect and copy, at the Representative’s expense, that portion of the materials referred to in this Section 11K that the Representative needs access to, consistent with such reasonable business purpose, and to meet with officers and employees of Buyer on a mutually convenient basis in order to obtain explanations with respect to such materials and to obtain additional information

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and to call such officers and employees as witnesses (the cost of which shall be borne by the Representative (on behalf of the Sellers)). The parties hereto agree to cooperate so that such access does not unreasonably disrupt the normal operations of Buyer.

11L.         Consents. Buyer acknowledges that certain consents to the transactions contemplated by this Agreement may be required from parties to Contracts (including the Company Material Contracts) being assigned hereunder. Nevertheless, Buyer acknowledges that such consents may not be obtained, despite the Sellers’ good faith efforts. Buyer agrees that no Seller shall have any liability whatsoever to Buyer (and Buyer shall not be entitled to assert any claims) arising out of or relating to the failure to obtain any consents that may have been or may be required under any Contract in connection with the transactions contemplated by this Agreement or because of the termination of or loss of right under any such Contract as a result thereof. Buyer further agrees that no representation, warranty or covenant of the Sellers contained herein shall be breached or deemed breached solely as a result of the failure to obtain any consent under a Contract.

11M.         Receivables Collection.

(i)          After the Closing, (i) the Sellers shall promptly remit to the Buyer (or its designees) the proceeds of any Accounts Receivable received by the Sellers in respect of any Accounts Receivable and (ii) Buyer shall promptly remit to the Representative (or its designees) the proceeds of any Governmental Receivables. Further, Buyer shall use its commercially reasonable efforts to facilitate an agreement between the Sellers and a third party Person experienced in the collection of healthcare receivables pursuant to which such third party would assist the Sellers in the collection of the Governmental Receivables. For the avoidance of doubt, no party hereto may offset or withhold any receivables received by such party that are required to be paid to another party hereto pursuant to this Section 11M, it being acknowledged that the obligation to pay over receivables is absolute and unconditional.

(ii)         Following the Closing, Buyer shall (and shall cause its Affiliates and Subsidiaries to), permit the Sellers and its representatives, advisors, attorneys and accountants to have access to and make copies of the following in Buyer’s, its Affiliates’ or its Subsidiaries’ possession or under their control: (a) all books and records, files and documents and (b) all data contained on Information Systems (including, without limitation, CPR+ and Great Plains) as reasonably requested by the Sellers in connection with any bill, rebill, investigation, claim, evaluation, preparation, maintenance, defense or other action with respect to the Governmental Receivables.

(iii)        In the event and for so long as any Seller actively is evaluating, investigating, responding to, contesting or defending against any claim by any Governmental Entity with respect to the Governmental Receivables, Buyer will cooperate with such Seller and its representatives, advisors, attorneys and accountants and make available its and its Affiliates’ and Subsidiaries’ personnel as shall be reasonably necessary or appropriate in connection with such response, contest or defense, and Sellers’ shall reimburse Buyer for all out-of-pocket costs and expenses incurred and related thereto, and, as to employees of Buyer, reimbursement shall be based on a per

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diem or hourly charge derived from and no greater than the base salary of any employee of Buyer performing such work.

11N.         Designation and Replacement of Representative. The parties hereto have agreed that it is desirable to designate the Representative to act on behalf of the Sellers and the Owners for certain limited purposes, as specified herein. The Sellers and the Owners have designated WCP Seller Rep, LLC as the initial the Representative, and execution of this Agreement by the Sellers and the Owners shall, to the maximum extent permitted under applicable Legal Requirements, constitute irrevocable ratification and approval of such designation by the Sellers and the Owners and authorization of the Representative to serve in such capacity (including to settle any and all disputes with Buyer under this Agreement and the Escrow Agreement), and shall also constitute a reaffirmation, approval, acceptance and adoption of, and an agreement to comply with and perform, all of the acknowledgments and agreements made by the Representative on behalf of the Sellers and the Owners in this Agreement and the other documents delivered in connection herewith (including the Escrow Agreement). The Representative may resign at any time and the Representative may be removed only by the WCP Owners. The designation of the Representative is coupled with an interest, and, except as set forth in the immediately preceding sentence, such designation is irrevocable and shall not be affected by the death, incapacity, illness, bankruptcy, dissolution or other inability to act of any of the Sellers or Owners. In the event that the Representative has resigned or been removed, a new Representative shall be appointed by the WCP Owners, such appointment to become effective upon the written acceptance thereof by the new Representative. Written notice of any such resignation, removal or appointment of a Representative shall be delivered by the Representative to Buyer promptly after such action is taken.

11O.         Authority and Rights of Representative; Limitations on Liability. The Representative shall have such powers and authority as are necessary or appropriate to carry out the functions assigned to it under this Agreement and in any other document delivered in connection herewith (including the Escrow Agreement); provided, however, that the Representative will have no obligation to act on behalf of the Sellers or the Owners. The Company, Buyer and the Escrow Agent shall be entitled to rely on the actions taken by the Representative without independent inquiry into the capacity of the Representative to so act. All actions, notices, communications and determinations by the Representative to carry out such functions shall conclusively be deemed to have been authorized by, and shall be binding upon, the Sellers and the Owners. Neither the Representative nor any of its officers, directors, managers, employees, agents or representatives shall have any liability to the Sellers or the Owners with respect to actions taken or omitted to be taken by the Representative in such capacity (or any of its officers, directors, managers, employees, agents or representatives in connection therewith), except with respect to the Representative’s willful misconduct. The Representative will at all times be entitled to rely on any directions received from the Company; provided, however, that the Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as the Representative based upon any such direction. The Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. The Representative (for itself and its officers, directors, managers, employees, agents and

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representatives) shall be entitled to full reimbursement by the Sellers and the Owners for all Representative Expenses and to full indemnification by the Sellers and the Owners against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as the Representative (except for those arising out of the Representative’s gross negligence or willful misconduct). In furtherance of the foregoing, the Representative shall have the power and authority to set aside and retain additional funds paid to or received by it, or direct payment of additional funds to be paid to the Sellers or the Owners, as Purchase Price pursuant to this Agreement at Closing or thereafter, to satisfy such obligations (including to establish such reserves as the Representative determines in good faith to be appropriate for such Representative Expenses that are not then known or determinable). The relationship created herein is not to be construed as a joint venture or any form of partnership between or among the Representative or any Seller or Owner for any purpose of U.S. federal or state law, including federal or state income tax purposes. Neither the Representative nor any of its Affiliates owes any fiduciary or other duty to any Seller or Owner.

11P.         VA Contract. Following the Execution Date, the Company shall use its commercially reasonable efforts to provide Buyer with all documents and information necessary for Buyer to seek a novation (the “Novation”) of contract number VA249-P-0680 between CarePoint Partners of West Virginia LLC (“CPP WV”), as successor-in-interest to Total Health Services, or its successor or assign, and the Department of Veterans Affairs (the “VA Contract”).  The Company shall use its commercially reasonable efforts to, and to cause any applicable Subsidiary to, cooperate with Buyer in seeking the Novation of the VA Contract, including, but not limited, to signing any novation agreement and other forms reasonably requested by Buyer or the Department of Veterans Affairs (the “VA”).  To the extent permitted by the VA Contract and applicable Law, until the earlier of (i) eighteen (18) months the Closing Date and (ii) the full execution of a Novation of the VA Contract, the Company (i) shall not voluntarily terminate the VA Contract, (ii) shall use commercially reasonable efforts to renew the VA Contract if a renewal option occurs prior to the novation of the VA Contract, (iii) shall (at the sole cost and expense of Buyer) cause CPP WV or any other Subsidiary that is a party to the VA Contract (the “Contracting Party”) to maintain its corporate existence, (iv) shall (at the sole cost and expense of Buyer) cause the Contracting Party to maintain its Central Contractor Registration (“CCR”)/System for Award Management (“SAM”) registration account through which the Contracting Party receives payment from the VA, and (v) shall have at least one authorized representative who can act on behalf of the Contracting Party. For the avoidance of doubt, Contracting Party will continue to receive payment from the VA and any such payments will be considered Accounts Receivable hereunder, subject to the provisions of Section 11M. At least one (1) Business Day prior to Closing, the Company shall provide notice to the VA of its intention to (A) change the name in the CCR database; (B) comply with the requirements of FAR Subpart 42.12; and (C) agree in writing to the timeline and procedures specified by the VA.

11Q.         Licenses and Permits. To the extent permitted by applicable Law, until the earlier of (i) nine (9) months following the Closing and (ii) the date on which it is no longer necessary for Buyer to operate any License and Permit of the Sellers under a power of attorney, the Company (a) shall not, and shall cause its Subsidiaries to not, voluntarily terminate any Licenses and Permits set forth in Section 5K of the Company Disclosure Letter that Buyer and its Subsidiaries are operating under following the Closing, (b) shall use commercially reasonable efforts to, and shall cause its Subsidiaries to use commercially reasonable efforts to, timely

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renew any such Licenses and Permits (at the sole cost and expense of Buyer) and (c) shall not dissolve any Subsidiary that holds any such License or Permit.

11R.         Rhode Island Home Health Agency License. Within two (2) Business Days following the Closing, the member of Parenteral Infusion Associates LLC (“PIA”) shall appoint the manager of the Pawtucket, Rhode Island branch (“RI Branch”) as the sole member of the board of managers of PIA. From the Closing until the earlier of (i) the issuance of a Rhode Island home health agency license to Buyer or any of its Affiliates, (ii) the cessation of operations of the Rhode Island home health agency or (iii) twelve (12) months following the Closing Date, the board of managers of PIA shall have at least that authority of a governing board as set forth in Section 23-17-2(2)(i) of the Rhode Island General Laws. If at any time prior to the issuance of a Rhode Island home health agency license to Buyer or any of its Affiliates (or cessation of operations of the Rhode Island home health agency), the sole member of the board of managers of PIA resigns or is removed as the sole member of the board of managers of PIA, the sole member of PIA shall appoint a replacement, who shall be reasonably acceptable to Buyer, within five (5) Business Days of the termination of the prior sole member of the board of managers.

11S.         ISI Telecom Services. Within five (5) days of the Execution Date, the Company shall use its commercially reasonable efforts to engage ISI Telecommunications, Inc. (“ISI Telecommunications”), at its sole cost and expense, for the purpose of providing consulting services until the Closing Date, including: (a) facilitating the communication process between the Company and its Subsidiaries, on the one hand, and the third parties, on the other hand, with respect to the Company’s or any of its Subsidiaries’ material Information Systems vendors as listed in Schedule 11S, and (b) obtaining any required consents, as applicable. The Sellers agree to use commercially reasonable efforts to assist and cooperate with ISI Telecommunications to obtain such consents.

11T.         Florida Home Health Agency License. In the event that the Florida Agency for Health Care Administration has not issued a Florida home health agency license to the Company’s location in Jacksonville, FL on or prior to Closing, for a period of six (6) months following the Closing, Buyer and the Company will cooperate and use their commercially reasonable efforts to take any commercially reasonable actions that are required by the Florida Agency for Health Care Administration to permit a Subsidiary of Buyer to continue to operate a home health agency from the Jacksonville, FL branch pursuant to a management agreement or subcontract until a new license is issued to a Subsidiary of Buyer.

Article 12
MISCELLANEOUS

12A.         Amendment and Waiver. The failure of any party to insist, in any one or more instances, on performance of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such term, covenant or condition, but the obligations of the parties with respect thereto shall continue in full force and effect. This Agreement may be amended, supplemented or modified at any time only by a written instrument duly executed by the Representative and Buyer; provided that no such amendment, supplement or modification shall

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be effective as against any Owner if such amendment, supplement, modification or waiver impacts any one or more Owners inconsistently unless the affected Owner executes such amendment, supplement or modification in writing.

12B.           Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) if personally delivered, on the date of delivery, (ii) if delivered by express courier service of national standing (with charges prepaid), on the Business Day following the date of delivery to such courier service for next day delivery, (iii) if deposited in the United States mail, first-class postage prepaid, on the fifth Business Day following the date of such deposit, (iv) if delivered by telecopy, provided the relevant transmission report indicates a full and successful transmission, (x) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m. local time of the recipient party, on the date of such transmission, and (y) on the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m. local time of the recipient party, on the date of such transmission, or (v) if delivered by Internet mail, provided the relevant computer record indicates a full and successful transmission (x) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m. local time of the recipient party, on the date of such transmission, and (y) on the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m. local time of the recipient party, on the date of such transmission. Notices, demands and communications to the Company, the Sellers, the Representative or Buyer shall, unless another address is specified in writing pursuant to the provisions hereof, be sent to the address indicated below:

Notices to the Sellers:

CarePoint Partners Holdings LLC
8280 Montgomery Rd. Suite 101
Cincinnati, Ohio 45236
Telecopy: (513) 891-1410
Attention: Chief Executive Officer
Email: dsoper@carepointpartners.com

with a copy to:

Waud Capital Partners, L.L.C.
300 North LaSalle Street
Suite 4900
Chicago, Illinois 60654
Attention: Reeve B. Waud
Matthew Clary
Telecopy: (312) 676-8444
Email:	rwaud@waudcapital.com
mclary@waudcapital.com

And

56

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Attention: Richard W. Porter, P.C.
Telecopy: (312) 862-2200
Email: richard.porter@kirkland.com

Notices to the Owners and the Representative:

c/o Waud Capital Partners, L.L.C.
300 North LaSalle Street
Suite 4900
Chicago, Illinois 60654
Attention: Reeve B. Waud
Matthew Clary
Telecopy: (312) 676-8444
Email:	rwaud@waudcapital.com
mclary@waudcapital.com

with a copy to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Attention: Richard W. Porter, P.C.
Telecopy: (312) 862-2200
Email: richard.porter@kirkland.com

Notices to Buyer:

BioScrip, Inc.
100 Clearbrook Road
Elmsford, NY 10523
Attention: General Counsel
Telecopy: (914) 345-8122
Email: kimberlee.seah@bioscrip.com

with a copy to:

Polsinelli PC
100 S. 4th Street
Suite 1000
St. Louis, MO 63102
Attention: Jane E. Arnold
Telecopy: (314)754-9481
Email: jarnold@polsinelli.com

57

12C.           Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned without the prior written consent of the Representative and Buyer; provided, however, that Buyer may assign, without the prior written consent of any other party hereto (whereupon Buyer shall provide written notice thereof to the Sellers and the Owners), any of its rights, benefits or obligations under this Agreement to an Affiliate; provided, however, that no such assignment shall relieve Buyer of its obligations under this Agreement; provided, further, that, in the case of an assignment by Buyer to an Affiliate, such assignment shall not be effective vis-à-vis the other parties to this Agreement unless such Affiliate agrees in writing to assume the obligations of Buyer under this Agreement on a joint and several basis with Buyer.

12D.           Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

12E.           No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the parties, each of Buyer, the Sellers, the Owners and the Representative confirm that they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties hereto and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

12F.           Captions. The captions used in this Agreement and descriptions of the Company Disclosure Letter are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption or description of the Company Disclosure Letter had been used in this Agreement.

12G.           Complete Agreement. This Agreement, together with the Confidentiality Agreement, the Escrow Agreement and any other agreements referred to herein or therein executed and delivered on or after the date hereof, contain the complete agreement among the parties hereto and supersede any prior understandings, agreements or representations by or between such parties, written or oral, which may have related to the subject matter hereof in any way.

12H.           Company Disclosure Letter. The disclosures in the Company Disclosure Letter shall qualify the representations and warranties set forth in the corresponding section or subsections of Article 4 and Article 5 and any other representations and warranties set forth in Article 4 and Article 5 if, and to the extent that, an appropriate cross reference is contained in such section or subsection or it is readily apparent on the face of such disclosure that it applies to such other section or subsection. Certain sections of the Company Disclosure Letter contain disclosures which include more information than is required by the applicable sections or

58

subsections of this Agreement to which such sections or subsections relate and such additional disclosure shall not be deemed to mean that such information is required by such sections or subsections of this Agreement (by way of example, the fact that a section or subsection of this Agreement calls for a listing of material agreements does not necessarily mean that such agreement listed on the related section or subsection of the Company Disclosure Letter is material). The inclusion of information in the Company Disclosure Letter shall not be construed as or constitute an admission or agreement that a violation, right of termination, default, liability or other obligation of any kind exists with respect to any item, nor shall it be construed as or constitute an admission or agreement that such information is material to the any of the Sellers. In addition, matters reflected in the Company Disclosure Letter are not necessarily limited to matters required by this Agreement to be reflected in the Company Disclosure Letter. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Letter is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Person shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Letter is or is not material for purposes of this Agreement. Further, neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Letter is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Person shall use the fact of setting forth or the inclusion of any such items or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Letter is or is not in the ordinary course of business for purposes of this Agreement.

12I.         No Additional Representations; Disclaimer.

(i)          Buyer acknowledges and agrees that none of the Sellers or Owners nor any of their respective Affiliates or representatives, nor any other Person acting on behalf of the Sellers or the Owners or any of their respective Affiliates or representatives has made any (and Buyer and its Affiliates have not relied on any) representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company and its Subsidiaries or the Business, except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be set forth in the Company Disclosure Letter. Buyer further agrees that none of the Sellers or Owners nor any of their respective direct or indirect Affiliates or representatives will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any such information, including the Confidential Information Memorandum prepared by Harris Williams & Co. (the “Information Memorandum”), and any information, document or material made available to Buyer or its Affiliates or representatives in certain “data rooms” and online “data sites,” management presentations or any other form in expectation of the transactions contemplated by this Agreement.

59

(ii)         Buyer acknowledges and agrees that it is consummating the transactions contemplated by this Agreement without reliance on any representation or warranty, express or implied, by the Sellers, the Owners or any of their respective Affiliates or representatives except for the representations and warranties of the Sellers and Owners expressly set forth in Article 4 and Article 5 hereof.

(iii)        In connection with Buyer’s investigation of the Company and its Subsidiaries, Buyer has received from or on behalf of the Sellers certain projections, including projected statements of operating revenues and income from operations of the Company and its Subsidiaries and certain business plan information of the Company and its Subsidiaries. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Buyer shall have no claim against any Seller or Owner or any other Person or any escrow amounts with respect thereto. Accordingly, the Sellers and the Owners make no representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and Buyer has not relied thereon.

12J.         Counterparts; Electronic Delivery. This Agreement may be executed in multiple counterparts (including by means of telecopied or electronically transmitted signature pages), all of which taken together shall constitute one and the same Agreement. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise (a) the use of Electronic Delivery to deliver a signature or (b) the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery, as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

12K.        Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware.

12L.         CONSENT TO JURISDICTION. SUBJECT TO THE PROVISIONS OF SECTION 1D (WHICH SHALL GOVERN ANY DISPUTE ARISING THEREUNDER), THE PARTIES HERETO AGREE THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION

60

OR PROCEEDING BROUGHT BY ANY PARTY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH SHALL PROPERLY AND EXCLUSIVELY LIE IN ANY FEDERAL OR STATE COURT LOCATED IN CHICAGO, ILLINOIS. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES HERETO IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES HERETO FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.

12M.         WAIVER OF JURY TRIAL. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

12N.           Payments under Agreement. Each party hereto agrees that all amounts required to be paid hereunder shall be paid in United States currency and, except as otherwise expressly set forth in this Agreement, without discount, rebate or reduction and subject to no counterclaim or offset, on the dates specified herein (with time being of the essence).

12O.           Third-Party Beneficiaries and Obligations. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies or liabilities under or by reason of this Agreement, other than sections which are specifically for the benefit of Persons expressly described or identified that are not parties hereto or their respective successors and permitted assigns (including Section 1G, Section 11O, Section 11I, Section 11J, this Section 12O, and Section 12R), each of which is intended to be for the benefit of the Persons covered thereby or to be paid thereunder and may be enforced by such Persons.

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12P.           Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Buyer, the Sellers, or the Owners, as applicable, in accordance with their specific terms or were otherwise breached by Buyer, the Sellers, or the Owners, as applicable. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any of Buyer, the Sellers or the Owners, as applicable, and to enforce specifically the terms and provisions hereof against Buyer, the Sellers or the Owners, as applicable, in any court having jurisdiction, this being in addition to any other remedy to which the parties hereto are entitled at law or in equity. Each party hereto hereby waives any requirement for the securing or posting of any bond in connection with such remedy and further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

12Q.           Prevailing Party. In the event any litigation or other court action, arbitration or similar adjudicatory proceeding (a “Proceeding”) is commenced or threatened by any party (the “Claiming Party”) hereto to enforce its rights under this Agreement against any other party (the “Defending Party”), if the Defending Party is the prevailing party in such Proceeding, all fees, costs and expenses including, without limitation, reasonable attorneys fees and court costs, incurred by the Defending Party in such Proceeding shall be reimbursed by the Claiming Party; provided, that if the Defending Party prevails in part, and loses in part, in such Proceeding, the court, arbitrator or other adjudicator presiding over such Proceeding shall award a reimbursement of the fees, costs and expenses incurred by the Defending Party on an equitable basis. For purposes hereof, and without limitation, the Defending Party shall be deemed to have prevailed in any Proceeding described in the immediately preceding sentence if the Claiming Party commences any such Proceeding and (i) such underlying claim(s) are subsequently dropped or voluntarily dismissed without a negotiated settlement, and/or (ii) the Defending Party defeats any such claim(s) pursuant to an order issued by a court of competent jurisdiction.

12R.           Lender Protection. Notwithstanding anything to the contrary contained herein (including Section 12L and Section 12M of this Agreement), the parties hereto hereby agree (i) that any claim, suit, action or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, involving any Lead Arranger or any Lender (each as defined in Buyer’s Credit Agreement) or any Affiliate thereof arising out of or relating to Buyer’s Credit Agreement, including the transactions, the facilities, the commitment letter, the fee letters, or the performance of services thereunder shall be subject to the exclusive jurisdiction of a state or federal court sitting in the Borough of Manhattan, (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such claim, suit, action or proceeding in any other court, (iii) to waive any right to trial by jury in respect of any such claim, suit, action or proceeding, (iv) that the Lead Arrangers and the Lenders (and their respective Affiliates) are third party beneficiaries of any liability cap or other limitation on remedies or damages in this Agreement, and (v) that the Lead Arrangers and the Lenders (and their respective Affiliates) are express third party beneficiaries of the provisions in this Agreement reflecting the foregoing agreements. The parties hereto agree that this Section 12R shall not be amended or modified without prior written consent by the Lead Arranger.

*   *       *   *      *

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IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first written above.

THE COMPANY:

CAREPOINT PARTNERS HOLDINGS LLC

By:	/s/ Dana Soper
Name: Dana Soper
Title: Chief Executive Officer

SUBSIDIARIES:

CAREPOINT PARTNERS LLC
CAREPOINT MANAGEMENT COMPANY, INC.
CAREPOINT PARTNERS OF MEMPHIS, LLC
CAREPOINT PARTNERS OF TENNESSEE, LLC
CAREPOINT PARTNERS OF PHILADELPHIA, LLC
FAMILY FOCUS INFUSION, LLC
CAREPOINT PARTNERS OF WEST VIRGINIA LLC
TOTAL HEALTH SERVICES OF WEST VIRGINIA, INC.
PARENTERAL INFUSION ASSOCIATES LLC
THERAPOINT, LLC
CAREPOINT PARTNERS OF YOUNGSTOWN, LLC
MOLOROKALIN, INC.
CAREPOINT PARTNERS OF LOUISIANA LLC
THE INFUSION NETWORK OF LOUISIANA, INC.
CAREPOINT PARTNERS OF DALLAS, LLC
INFUSION CARE, LLC
I.V. ASSOCIATES, INC.
CAREPOINT PARTNERS OF TAMPA, LLC
INFUSION TECHNOLOGIES, INC.
PREMIER HEALTHCARE SOLUTIONS, LLC
PINNACLE INFUSION, INC.

By:	/s/ Dana Soper
Name: Dana Soper
Title: Chief Executive Officer

(Asset Purchase Agreement - Signature Page)

OWNERS:

WAUD CAPITAL PARTNERS II, L.P.

By: Waud Capital Partners Management II, L.P.
Its: General Partner

By: Waud Capital Partners II, L.L.C.
Its: General Partner

By:	/s/ Reeve B. Waud
Name: Reeve B. Waud
Title: Managing Director

WAUD CAPITAL PARTNERS QP II, L.P.

By: Waud Capital Partners Management II, L.P.
Its: General Partner

By: Waud Capital Partners II, L.L.C.
Its: General Partner

By:	/s/ Reeve B. Waud
Name: Reeve B. Waud
Title: Managing Director

WCP FIF II (CAREPOINT), L.P.

By: Waud Capital Partners Management II, L.P.
Its: General Partner

By: Waud Capital Partners II, L.L.C.
Its: General Partner

By:	/s/ Reeve B. Waud
Name: Reeve B. Waud
Title: Managing Director

WAUD CAPITAL AFFILIATES II, LLC

By:	/s/ Reeve B. Waud
Name: Reeve B. Waud
Title: Managing Director

(Asset Purchase Agreement - Signature Page)

OWNERS (CONTINUED):

WAUD CAPITAL PARTNERS, L.L.C.

By:	/s/ Reeve B. Waud
Name: Reeve B. Waud
Title: Managing Director

(Asset Purchase Agreement - Signature Page)

OWNERS (CONTINUED):

/s/ Dana Soper
Dana Soper

(Asset Purchase Agreement - Signature Page)

OWNERS (CONTINUED):

/s/ David Lowenberg
David Lowenberg

(Asset Purchase Agreement - Signature Page)

OWNERS (CONTINUED):

/s/ Gary Mecklenburg
Gary Mecklenburg

(Asset Purchase Agreement - Signature Page)

OWNERS (CONTINUED):

/s/ Steven Jones
Steven Jones

(Asset Purchase Agreement - Signature Page)

OWNERS (CONTINUED):

/s/ Kenneth Kollmann
Kenneth Kollmann

(Asset Purchase Agreement - Signature Page)

OWNERS (CONTINUED):

EQUITY TRUST COMPANY, D.B.A. STERLING
TRUST CUSTODIAN FBO ANDREW T.
BOTSCHNER IRA ACCOUNT NUMBER 160795

By:	/s/ Natalie Thompson
Name: Natalie Thompson
Title: Authorized Signer

(Asset Purchase Agreement - Signature Page)

OWNERS (CONTINUED):

/s/ Lauree Criss
Lauree Criss

(Asset Purchase Agreement - Signature Page)

OWNERS (CONTINUED):

/s/ John Walker
John Walker

(Asset Purchase Agreement - Signature Page)

OWNERS (CONTINUED):

/s/ Jeff Nelson
Jeff Nelson

(Asset Purchase Agreement - Signature Page)

OWNERS (CONTINUED):

/s/ Andrew Botschner
Andrew Botschner

(Asset Purchase Agreement - Signature Page)

OWNERS (CONTINUED):

/s/ Michael Messonnier
Michael Messonnier

(Asset Purchase Agreement - Signature Page)

OWNERS (CONTINUED):

/s/ Janine Juneau
Janine Juneau

(Asset Purchase Agreement - Signature Page)

OWNERS (CONTINUED):

/s/ William Miller
William Miller

BUYER:

BIOSCRIP, INC.

By:	/s/ Richard M. Smith
Richard M. Smith, Chief Executive Officer and President

(Asset Purchase Agreement - Signature Page)

REPRESENTATIVE:

WCP SELLER REP, LLC

By:	/s/ Matt London
Name: Matt London
Title: Vice President

(Asset Purchase Agreement - Signature Page)

EXHIBIT A

DEFINITIONS

“Accounting Principles” shall have the meaning set forth in the definition of “Net Working Capital.”

“Accounts Receivable” means all accounts, notes, interest and other receivables of Company and its Subsidiaries, and all claims, rights, interests and proceeds related thereto, including all accounts and other receivables, in any case arising from the rendering of services to patients of the Business, billed and unbilled, recorded and unrecorded, for services provided by Company or any Subsidiary whether payable by private pay patients, private insurance, third party payors, or by any other source, provided, however, that the Accounts Receivable shall not include any Governmental Receivables.

“Acquired Branch” means any individual branch operation of the Business.

“Actual Product Gross Profit” means, with respect to Year 1, net revenue for said period determined in accordance with GAAP, less direct product costs including costs for drugs and supplies determined in accordance with GAAP consistently applied in accordance with Buyer’s Past Practices for said period.

“Adjustment Calculation Time” means 11:59 p.m. (Chicago, Illinois time) on the day immediately prior to the Closing Date.

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the party specified.

“Aggregate Actual Product Gross Profit” shall be the sum, calculated on a branch-by-branch basis, of the following: (i) for each Non-Overlapping Branch, the Actual Product Gross Profit for such Non-Overlapping Branch during Year 1, plus (ii) for each Overlapping Acquired Branch, the product of (a) the sum of (A) the Actual Product Gross Profit for such Overlapping Acquired Branch during Year 1, (B) the Actual Product Gross Profit for the corresponding Overlapping Buyer Branch(es) during Year 1 and (C) in the event that any Overlapping Acquired Branch is consolidated with or into any Overlapping Buyer Branch(es) during Year 1, the Actual Product Gross Profit from the Consolidated Branch Operation during the remaining portion of Year 1, multiplied by (b) the Overlapping Branch Gross Profit Allocation plus (iii) with respect to any Transferred Patient, the Actual Product Gross Profit for such Transferred Patient during Year 1 , to the extent not included in (a) and (b) above. Notwithstanding the foregoing, in the event that Buyer acquires a branch operation in any market served by an Acquired Branch as of the date hereof, the Actual Product Gross Profit associated with such newly acquired operation (whether or not consolidated with or into any Acquired Branch or pre-existing Buyer Branch) shall not be included in the calculation of Aggregate Actual Product Gross Profit.

“Agreement” shall have the meaning set forth in the preamble.

“Antitrust Laws” shall have the meaning set forth in Section 3H(i).

“Arbiter” shall have the meaning set forth in Section 1H(ii).

“Assets” means, with respect to each Seller, all assets and properties of every kind, character and description, whether tangible, intangible, real, personal or mixed, and wherever located, but excluding the Excluded Assets and including the following: all Equipment, Inventory, Assumed Contracts, Intangible Personal Property, Accounts Receivable and the sponsorship of and all rights and interests in and assets maintained pursuant to or in connection with the Assumed Seller Plans.

“Assumed Contracts” means all Contracts other than the Excluded Contracts which are set forth on the Excluded Contracts Schedule.

“Assumed Liabilities” means all Liabilities of the Sellers, including any Liabilities relating to, resulting from, arising out of, the past, present or future operation or conduct of the Business or ownership or use of the Assets whether arising prior to, on or after the Closing, other than the Excluded Liabilities, and for the avoidance of doubt, including the Liabilities described in Section 11E and 11F and the Liabilities set forth on Schedule 1C.

“Assumed Seller Plan” means a benefit or compensation plan, program, contract, agreement or arrangement listed on the Assumed Seller Plans Schedule.

“Audited Financial Statements” shall have the meaning set forth in Section 11G(i)(a).

“Base Purchase Price” means Two Hundred Twenty Three Million Dollars ($223,000,000.00).

“Bill of Sale” shall have the meaning set forth in Section 1E.

“Business” means all business activities conducted by any Seller as of the date hereof and as of the Closing Date (including, without limitation, the business of providing home and alternate site infusion therapy and specialty pharmacy services).

“Business Day” means any day, other than a Saturday, Sunday or any other date in which banks located in Chicago, Illinois are closed for business as a result of federal, state or local holiday.

“Buyer” shall have the meaning set forth in the preamble.

“Buyer 401(k) Plan” shall have the meaning set forth in Section 11E(ii).

“Buyer Branch” means any individual branch operation of the Buyer or any of its Affiliates not previously associated with the Business.

“Buyer’s Credit Agreement” means the Commitment Papers dated June 16, 2013, by and among Buyer, SunTrust Bank, and the several banks and other financial institutions and lenders party thereto.

“Buyer Indemnified Parties” means Buyer, its Affiliates, and each of their officers, directors, employees, agents and representatives or Person, if any, who controls Buyer or its Affiliate, and their respective successors and assigns.

“Buyer Material Adverse Effect” means any event, circumstance, development, condition, occurrence, state of facts, change or effect that, when considered individually or in the aggregate is, or is reasonably likely to be, materially adverse to (a) the Buyer’s condition (financial or otherwise), business, Liabilities, operations or results of operations of its business, taken as a whole, or (b) the ability of Buyer to perform its obligations under this Agreement or to consummate the transactions contemplated herein, in either case, other than any event, circumstance, development, condition, occurrence, state of facts, change or effect arising out of: (i) general business or economic conditions affecting the industry in which Buyer and its Affiliates operate, (ii) national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP, (v) changes in Legal Requirements issued by any Governmental Entity, (vi) the taking of any action contemplated by this Agreement or the other agreements contemplated hereby or the announcement of this Agreement, the other agreements contemplated hereby or the transactions contemplated hereby or thereby, or (vii) any adverse change in or effect on the business of Buyer cured by or on behalf of Buyer before the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to Article 7.

“Buyer’s Past Practices” means financial accounting methods, practices, policies, principles or elections (“Holdback Accounting Principles”) Buyer used in the ordinary course preparation of Buyer’s and its Subsidiaries’ regular month-end income statements. Schedule 9B sets forth a description of differences between Buyer’s Holdback Accounting Principles and the Sellers’ Holdback Accounting Principles that, based on Buyer’s due diligence, could cause the determination of Actual Product Gross Profit to be different in any material respect from how the amount would be determined under the Sellers’ Holdback Accounting Principles.

“Buyer Regulatory Representative” shall have the meaning set forth on Schedule 3H.

“CCR” shall have the meaning set forth in Section 11P.

“Claim Amount” shall have the meaning set forth in Section 10G(i).

“Claiming Party” shall have the meaning set forth in Section 12Q.

“Closing” shall have the meaning set forth in Section 1F.

“Closing Balance Sheet” shall have the meaning set forth in Section 1H(i).

“Closing Date” shall have the meaning set forth in Section 1F.

“Closing Net Working Capital” means Net Working Capital as of the Adjustment Calculation Time.

“Closing Statement” shall have the meaning set forth in Section 1H(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the preamble.

“Company 401(k) Plan” shall have the meaning set forth in Section 11E(ii).

“Company Disclosure Letter” means the Company Disclosure Letter delivered by the Sellers to Buyer on the date hereof, as amended, supplemented or restated in accordance with this Agreement.

“Company Expenses” means the aggregate fees and expenses of the Company and its Subsidiaries relating to the transactions contemplated hereby, including the aggregate fees and expenses of the Company to (i) Harris Williams & Co. for investment banking services for the Company and its Subsidiaries, and (ii) Kirkland & Ellis LLP and McDermott Will & Emery LLP for legal services to the Company and its Subsidiaries, in each case for clauses (i) and (ii) above to the extent unpaid at the time of determination (which, unless otherwise expressly indicated herein, shall be the Closing) and to the extent related to the transactions contemplated hereby as reflected in invoices provided to the Buyer prior to the Closing Date; provided that, for the avoidance of doubt, in no event shall “Company Expenses” be deemed to include any fees and expenses to the extent incurred by of Buyer or any other liabilities or obligations incurred by or on behalf of Buyer or its Affiliates in connection with the transactions contemplated hereby.

“Company Intellectual Property” shall have the meaning set forth in Section 5I(i).

“Company Material Adverse Effect” means any event, circumstance, development, condition, occurrence, state of facts, change or effect that, when considered individually or in the aggregate (i) is, or would reasonably be expected to be, materially adverse to (a) the condition (financial or otherwise), business, assets, Liabilities, operations or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) materially impairs the ability of the Company to consummate the transactions contemplated hereby, in either case, other than any event, circumstance, development, condition, occurrence, state of facts, change or effect arising out of: (a) general business or economic conditions affecting the industry in which the Company and its Subsidiaries operate, (b) national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (d) changes in GAAP, (e) changes in Legal Requirements, (f) the taking of any action contemplated by this Agreement or the other agreements contemplated hereby or the announcement of this Agreement, the other agreements contemplated hereby or the transactions contemplated hereby or thereby, or (g) any adverse change in or effect on the business of the Company and its

Subsidiaries that is cured by or on behalf of the Company before the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to Article 7.

“Company Material Contracts” shall have the meaning set forth in Section 5H.

“Company Payment Programs” means all Payment Programs in which Company or any of its Subsidiaries has participated since January 1, 2012.

“Company Regulatory Representative” shall have the meaning set forth on Schedule 3H.

“Confidentiality Agreement” shall have the meaning set forth in Section 11B.

“Consolidated Branch Operation” means the surviving, consolidated operations in a market previously served by both an Acquired Branch and a Buyer Branch.

“Contracting Party” shall have the meaning set forth in Section 11P.

“Contracts” means all written contracts, licenses, leases and other agreements relating to the Business or to which the Company or any of its Subsidiaries is party.

“Controlled Portfolio Company” means, with respect to any WCP Owner, any Portfolio Company which such WCP Owner (together with its related invested funds, successor funds and general partners) directly or indirectly (i) owns a majority of the outstanding voting equity securities, and/or (ii) has the right to designate a majority of the board of directors or other similar governing body entity such that such designees control the board or other similar governing body or otherwise has the possession of the power to direct the management and policies of a Person.

“Credit Facilities” means that certain Amended and Restated Credit Agreement, dated as of June 3, 2011, by and among CarePoint Partners LLC, a Delaware limited liability company, CarePoint Management Company, Inc., a Delaware corporation, Family Focus Infusion, LLC, a Delaware limited liability company, Parenteral Infusion Associates, LLC, a Rhode Island limited liability company, Therapoint, LLC, a Delaware limited liability company, CarePoint Partners of Youngstown, LLC, a Delaware limited liability company, CarePoint Partners of Louisiana LLC, a Delaware limited liability company, CarePoint Partners of Dallas, LLC, a Delaware limited liability company, CarePoint Partners of Tennessee, LLC, a Delaware limited liability company, CarePoint Partners of Tampa, LLC, a Delaware limited liability company, CarePoint Partners of Philadelphia LLC, a Delaware limited liability company, CarePoint Partners of West Virginia LLC, a Delaware limited liability company, I.V. Associates, Inc., a Texas corporation, Total Health Services of West Virginia, Inc., a West Virginia corporation, Home Infusion of Luzerne County, Inc., a Pennsylvania corporation, Molorokalin, Inc., an Ohio corporation, The Infusion Network of Louisiana, Inc., a Louisiana corporation, Infusion Care, LLC, a Texas limited liability company, CarePoint Partners of Memphis, LLC, a Delaware limited liability company, Infusion Technologies, Inc., a Florida corporation, and Premier Healthcare Solutions, LLC, a Georgia limited liability company, the financial institutions party thereto from time to time, Madison Capital Funding LLC, as agent, joint lead arranger and sole bookrunner, and MidCap Financial LLC, as joint lead arranger and syndication agent, as amended, restated, supplemented or otherwise modified from time to time.

“Debt” means, with respect to any Person, all Liabilities of such Person, without duplication (i) for borrowed money (including overdraft facilities) or in respect of loans or advances, (ii) evidenced by notes, bonds, debentures, or similar agreements, (iii) for deferred rent or the deferred purchase price of property, goods, or services (other than trade payables or accruals incurred in the ordinary course of business, but in any case including any deferred purchase price, earnouts, contingency payments, installment payments, seller notes, promissory notes, or similar Liabilities, in each case related to past acquisitions, whether or not contingent), (iv) under leases or synthetic obligations recorded as capital leases in accordance with GAAP, (v) in respect of letters of credit and bankers’ acceptances (in each case whether or not drawn, contingent, or otherwise), (vi) in respect of deferred compensation for services or in respect of any unsatisfied obligation for “withdrawal liability” to a “multiemployer plan” as such terms are defined under ERISA, (vii) for obligations arising under any interest rate, commodity, or other similar swap, cap, collar, futures contract, or other hedging arrangement, (viii) in the nature of guarantees or other obligations for any of the items described in clauses (i) through (vi) above, and (ix) accrued but unpaid interest, fees, penalties, premiums (including in respect of prepayment) arising with respect to any of the items described in clauses (a) through (ix) above.

“Deductible” shall have the meaning set forth in Section 10C(iv).

“Defending Party” shall have the meaning set forth in Section 12Q.

“Designated Contact” shall have the meaning set forth in Section 3A.

“Disclosure Update” shall have the meaning set forth in Section 3C.

“Effective Time” shall have the meaning set forth in Section 1F.

“Electronic Delivery” shall have the meaning set forth in Section 12J.

“Employee Benefit Plan” means each material “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other material pension or welfare employee benefit plan, program or arrangement that is maintained, sponsored or contributed to by the Company or any of its Subsidiaries on behalf of employees, other than as provided pursuant to any employment agreement.

“Employee(s)” means the current employees of the Company and its Subsidiaries who render services in connection with the Business.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Laws” shall have the meaning set forth in Section 5Q.

“Environmental Permits” shall have the meaning set forth in Section 5Q.

“Equipment” means all of the tangible personal property owned by, leased by or for which any Seller has a right to use, including, without limitation, medical equipment (including infusion pumps and IV hoods), furniture, furnishings, machinery, computers and equipment, wherever located (including at the premises of the Company or any of its Subsidiaries or at patients’ homes).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Escrow Account” shall have the meaning set forth in Section 1G(ii).

“Escrow Agent” means Wells Fargo Bank, N.A.

“Escrow Agreement” shall have the meaning set forth in Section 1G(ii).

“Escrow Amount” means the amounts held in the Escrow Account, including the Escrow Deposit Amount, any dividends, interest, distributions and other income received in respect thereof, less any losses on investment thereof, less distributions thereof in accordance with this Agreement and the Escrow Agreement.

“Escrow Deposit Amount” means three percent (3%) of the Base Purchase Price.

“Estimated Closing Net Working Capital” means Closing Net Working Capital, as estimated by the Company in good faith and delivered to Buyer at least two (2) Business Days prior to the Closing Date.

“Estimated Purchase Price” means the result equal to (i) the Base Purchase Price, plus (ii) the amount (if any) by which the Estimated Closing Net Working Capital exceeds the Target Net Working Capital, minus (iii) the amount (if any) by which the Target Net Working Capital exceeds the Estimated Closing Net Working Capital.

“Excess Amount” shall have the meaning set forth in Section 1H(iv).

“Excluded Assets” shall have the meaning set forth in Schedule 1B.

“Excluded Contracts” shall have the meaning set forth in Schedule 1B.

“Excluded Liabilities” means, with respect to each Seller, all obligations or liabilities under or arising with respect to: (a) any Excluded Contract; (b) any collective bargaining agreement to which Company or any Subsidiary is a party; (c) any obligation for Taxes (including any transferee or successor liability related to any Tax); (d) any obligation or liability incurred by the Company or any Subsidiary or by the Business for borrowed money, including pursuant to the Credit Facilities or drawn under any line of credit available to the Company or its Subsidiaries; (e) any accounts payable of the Company not included in the Closing Date Net Working Capital; (f) amounts due or that may become due to a Federal Health Care Program (other than under Medicare Parts C and D), or other Government Entity with authority to enforce laws and regulations applicable to Federal Health Care Programs, e.g., the

U.S. Department of Justice, on account of overpayments or payment adjustments, or any other form of Federal Health Care Program reimbursement recapture, adjustment, claim or investigation whatsoever, including fines, penalties and Losses associated therewith, exclusively in respect of services performed and products sold by the Company and its Subsidiaries and any legal predecessor thereto before the Closing and billed to a Federal Health Care Program (other than under Medicare Parts C and D); (g) except as reflected as a Liability in the Closing Net Working Capital, all of the Company’s accrued payroll, including vacation/paid time off pay with respect to Employees; (h) any capital lease to which Company or any Subsidiary is a party; (i) amounts owing under all vehicle retail installment contracts between the Company or any of its Subsidiaries and Ford Motor Company; (j) the Seller Notes; (k) all obligations of the Company or any of its Subsidiaries under the Long Term Incentive Payment Agreements; (l) all Company Expenses; (m) the obligations of the Company or any of its Subsidiaries for the payment of deferred purchase price (including any “earn-outs” or similar consideration) and purchase price adjustments related to the historical acquisitions by the Company or its Subsidiaries, however documented; (n) any transaction related fees and/or bonuses, change of control payments or similar amounts payable by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby; (o) except as provided in Section 11E or 11F (or as reflected as a Liability on the Closing Balance Sheet), all Liabilities associated with any Employee Benefit Plan that is not an Assumed Seller Plan; (p) any intercompany payables and (q) the Liabilities set forth on Schedule 1D.

“Execution Date” shall have the meaning set forth in the preamble.

“Federal Health Care Program” means any “federal health care program” as defined in 42 U.S.C. §1320a-7b(f), including Medicare Part B, state Medicaid programs, state CHIP programs, TRICARE and similar or successor programs with or for the benefit of any Governmental Entity.

“Financial Statements” shall have the meaning set forth in Section 5D(i).

“Fundamental Representations” means the representations and warranties set forth in Sections 4B(i) (Authorization) and 5C(i) (Authorization).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any government, governmental agency, department, bureau, office, commission, authority or instrumentality, or court of competent jurisdiction, whether international, foreign, provincial, domestic, federal, state or local.

“Governmental Receivable” means all accounts, notes, interest and other receivables of Company and its Subsidiaries, and all claims, rights, interests and proceeds related thereto, including all accounts and other receivables, in any case arising from the rendering of services to patients of the Company and its Subsidiaries, billed and unbilled, recorded and unrecorded, for services provided by Company or any Subsidiary payable under Medicare Part B, any state’s Medicaid program, TRICARE, the Veterans Administration or any Federal Health Care Program (other than under Medicare Parts C and D).

“Health Care Laws” means all federal and state laws, regulations and sub-regulatory rules and legally-binding guidance relating to health care providers and facilities, participation in Federal Health Care Programs, the practice of medicine, nursing, home health, pharmacology and dispending medicines or controlled substances, medical documentation and physician orders, medical record retention, laboratory services, unprofessional conduct, fee-splitting, referrals, billing and submission of false or fraudulent claims, claims processing, medical privacy and security and the hiring of employees or acquisition of services or supplies from Persons excluded from participation in Federal Health Care Programs, including Medicare, Medicaid, CHIP, the TRICARE laws (10 U.S.C. § 1071, et seq.), the False Claims Act (31 U.S.C. § 3729, et seq.), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), federal and state anti kickback statutes (including 42 U.S.C. § 1320a 7b) federal and state referral laws (including 42 U.S.C. §1395nn), criminal false claims statutes (e.g. 18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. §3801, et seq.), the Beneficiary Inducement Statute (42 U.S.C. §1320a-7(a)(5)), the Clinical Laboratory Improvement Act (42 U.S.C. § 263a, et seq.), the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (P.L. 108-173, 117 Stat. 2066), the Food, Drug and Cosmetic Act of 1938 (21 U.S.C. § 301, et seq.), the Prescription Drug Marketing Act of 1987 (P.L. 100-293, 102 Stat. 95), the Deficit Reduction Act of 2005 (P.L. 109-171, 120 Stat. 4), the Controlled Substances Act (21 U.S.C. 801, et seq.), HIPAA, state laws governing the practice of pharmacy and nursing, and state laws governing the provision of home health services, and the rules and regulations promulgated under the foregoing statutes.

“HIPAA” shall have the meaning set forth in Section 5S(iii).

“HITECH” shall have the meaning set forth in Section 5S(iii).

“Holdback Amount” shall have the meaning set forth in Section 1J.

“Holdback Calculation” shall have the meaning set forth in Section 1K.

“Holdback Objections Statement” shall have the meaning set forth in Section 1K.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Approval” shall have the meaning set forth in Section 2A(i).

“Indemnified Party” shall have the meaning set forth in Section 10F(i).

“Indemnifying Party” shall have the meaning set forth in Section 10F(i).

“Information Memorandum” shall have the meaning set forth in Section 12I(i).

“Information Systems” means all software, hardware, computer and telecommunications equipment and other information technology and related materials.

“Intangible Personal Property” means all intangible personal property owned by or to the extent transferable, leased by or for which any Seller has a right to use, which shall include: (a) to the extent transferable and subject to applicable regulatory approvals, all Licenses and Permits (the “Transferred Licenses and Permits”) (excluding Medicare and Medicaid provider numbers); (b) all Intellectual Property Rights of the Sellers and all Information Systems owned by, or leased or licensed to, the Sellers; and (c) the goodwill and other intangible property of the Sellers.

“Intellectual Property Rights” means all rights in and to the following: (i) patents and patent applications, (ii) trademarks, service marks, trade dress, logos and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and registrations and applications for registration thereof, and (iv)  trade secrets, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, computer source code, programs and other software, websites and registered domain names.

“Inventory” means all good, merchantable, and saleable inventory and materials owned by, leased by or for which any Seller has a right to use.

“ISI Telecommunications” shall have the meaning set forth in Section 11S.

“Knowledge” or “knowledge” when used in the phrase “to the knowledge of the Company,” “to the Company’s knowledge,” or similar phrases means, and shall be limited to, the actual knowledge of Dana Soper, Ken Kollmann, Steven Jones, John Walker and Andrew Botschner.

“Latest Balance Sheet” shall have the meaning set forth in Section 5D(i).

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real or immovable property that is used in the Company’s and its Subsidiaries’ businesses.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property.

“Legal Requirement” or “Law” means any federal, state or local law (including common law), statute, ordinance, code, rule, regulation or administrative interpretation of any Governmental Entity having the force or effect of law.

“Liabilities” shall have the meaning set forth in Section 5D(ii).

“Licenses and Permits” means all certificates of need, certificates of exemptions, approvals, licenses, permits and authorizations issued or granted to the Company or any Subsidiary by any Governmental Entity.

“Lien” means any mortgage, pledge, lien, hypothecation, encumbrance, charge or other security interest.

“Limited Partner” means, with respect to any WCP Owner, any limited partner of such WCP Owner and such WCP Owner’s general partners that are not also an Affiliate of such WCP Owner.

“Long Term Incentive Payment Agreements” means, collectively (i) that Long Term Incentive Payment Agreement, dated as of April 30, 2013, by and between CarePoint Partners of Louisiana, L.L.C. and William Miller, (ii) that Long Term Incentive Payment Agreement, dated as of April 30, 2013, by and between CarePoint Partners of Louisiana, L.L.C. and Michael Messonnier, and (iii) that Long Term Incentive Payment Agreement, dated as of April 30, 2013, by and between CarePoint Partners of Louisiana, L.L.C. and Janine Juneau.

“Losses” means actual out of pocket losses, liabilities, damages or expenses (including reasonable legal fees).

“LTM Gross Profit” means Actual Product Gross Profit for the twelve month period ended as of the last day of the month prior to the month in which the Closing occurs for any Overlapping Acquired Branch or Overlapping Buyer Branch, as applicable.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“Net Working Capital” means the amount by which (i) the sum of the Company’s and its Subsidiaries’ current assets which are included in the Assets determined in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Latest Audited Balance Sheet, and (and together with the Net Working Capital Schedule, the “Accounting Principles”), exceeds (ii) the sum of the Company’s and its Subsidiaries’ current liabilities which are included in the Assumed Liabilities determined in accordance with the Accounting Principles; provided that (a) notwithstanding clause (i) above, the current assets of the Company and its Subsidiaries shall not include any Excluded Assets or those assets set forth on the Net Working Capital Schedule attached hereto, and (b) notwithstanding clause (ii) above, the current liabilities of the Company and its Subsidiaries shall not include the Excluded Liabilities or those liabilities set forth on the Net Working Capital Schedule attached hereto.

“Net Working Capital Schedule” means the Net Working Capital Schedule attached hereto.

“Non-Overlapping Branch” means the Acquired Branches designated as such Schedule 1L.

“Notice of Disagreement” shall have the meaning set forth in Section 1H(i).

“Novation” shall have the meaning set forth in Section 11P.

“OIG” means the Office of the Inspector General of the United States Department of Health and Human Services.

“Organizational Documents” means (i) the certificate or articles of incorporation and the by-laws, the partnership agreement or operating agreement (as applicable), and (ii) any documents comparable to those described in clause (i) as may be applicable pursuant to any applicable law.

“Overlapping Acquired Branch” means the Acquired Branches designated as such on Schedule 1L.

“Overlapping Branch Gross Profit Allocation” means with respect to each Overlapping Acquired Branch, the ratio of (a) LTM Gross Profit for an Overlapping Acquired Branch to (b) Total LTM Gross Profit from Overlapping Branch Operation. Exhibit G sets forth an example of how the Overlapping Branch Gross Profit Allocation should be determined if the LTM Gross Profit was calculated as of March 31, 2013.

“Overlapping Buyer Branch” means the Buyer Branches designated as such on Schedule 1L.

“Owner” shall have the meaning set forth in the Preamble.

“Patients of Company” means any and all Persons who, at any time during the duration of the covenants set forth in Article 8 or the one (1) year period preceding the Closing Date, received goods or services from or through the Company.

“Payment Program” means Medicare, TRICARE, Medicaid, Worker’s Compensation, Blue Cross/Blue Shield programs, and all other health maintenance organizations, preferred provider organizations, health insurance plans, commercial payors and other third party reimbursement and payment programs, including, without limitation, Company Payment Programs.

“Permitted Encumbrances” means (a) statutory liens for current Taxes, special assessments, or other governmental charges not yet due and payable, but not penalties, interest or fines in respect thereof, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business and relating to amounts that are not yet due and payable, (c) restrictions on the transfer of securities arising under federal and state securities laws, (d) to the extent it constitutes a Lien thereunder, Liens in favor of any lessor securing obligations under the Leases, (e) Liens that will be released prior to or as of the Closing, and (f) purchase money Liens on fixed assets so long as (i) the Lien granted is limited to the specific assets acquired and the proceeds thereof and (ii) the aggregate principal amount of Debt secured by the Lien is not more than the acquisition cost of the specific fixed assets on which the Lien is granted, as reduced by repayments of principal thereon.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Entity.

“PIA” shall have the meaning set forth in Section 11R.

“Portfolio Company” means, with respect to any WCP Owner, any entity or company which such WCP Owner (together with its related investment funds, successor funds and general partners) owns (in whole or in part), controls or manages.

“Proceeding” shall have the meaning set forth in Section 12Q.

“Purchase Price” means the result equal to (i) the Base Purchase Price, plus (ii) the amount (if any) by which the Closing Net Working Capital exceeds the Target Net Working Capital, minus (iii) the amount (if any) by which the Target Net Working Capital exceeds the Closing Net Working Capital.

“Referral Sources of Company” means any and all Persons (including, without limitation, physicians, discharge planners, case managers and managed care entities) who or which, at any time during the duration of the covenants set forth in Article 8 or the twelve (12) month period preceding the Closing Date, referred, directed or arranged for any patient to receive goods or services from or through Company.

“Representative” means WCP Seller Rep, LLC, a Delaware limited liability company.

“Representative Expenses” means the following expenses which shall be the sole responsibility of the Sellers and Owners: (i) reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Representative in such capacity (or any of its officers, directors, managers, employees, agents or representatives in connection therewith) (including any costs and expenses of enforcing any of the rights or interests of the Sellers, the Owners or the Representative arising out of or under or in any manner relating to this Agreement or the transactions provided for hereby), and (ii) any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as the Representative (except for those arising out of the Representative’s willful misconduct), including the costs and expenses of investigation and defense of claims, from the Sellers or the Owners (including from funds paid to the Representative under this Agreement and/or otherwise received by it in its capacity as the Representative, or funds to be distributed to the Sellers or the Owners under this Agreement at its direction, pursuant to or in connection with this Agreement (including under the Escrow Agreement).

“Required Consents” means those regulatory, landlord and other third party consents listed on Schedule 2B(ix) of this Agreement.

“Required SEC Financial Statements” shall have the meaning set forth in Section 11G(i).

“Restricted Area” means the territory applicable to each Seller and Owner as set forth on Schedule 8A.

“RI Branch” shall have the meaning set forth in Section 11R.

“SAM” shall have the meaning set forth in Section 11P.

“SEC” means the Securities and Exchange Commission.

“SEC Financial Statements” shall have the meaning set forth in Section 11G(i)(c).

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers” shall have the meaning set forth in the preamble.

“Seller Indemnified Parties” means each Seller, each Owner, their respective Affiliates, and each of their respective officers, directors, employees, agents and representatives, successors and permitted assigns.

“Seller Notes” means the promissory notes set forth in Section 5H(i)(j) of the Company Disclosure Letter.

“Shortfall Amount” shall have the meaning set forth in Section 1H(iii).

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, association or other business entity.

“Target Net Working Capital” means Twenty Million Five Hundred Eighty-One Thousand Dollars ($20,581,000.00).

“Tax” or “Taxes” means all taxes, charges, levies, or other assessments that are in the nature of a tax including, without limitation, all federal, possession, state, city, county and non-U.S. (or governmental unit, agency or political subdivision of any of the foregoing) income, profits, employment (including Social Security, unemployment insurance and employee income tax withholding), franchise, gross receipts, sales, use, transfer, stamp, occupation, property, capital, severance, premium, windfall profits, customs, duties, ad valorem, value added and excise taxes, and any other governmental charges of the same or similar nature; including any interest, penalty or addition thereto, whether disputed or not.

“Tax Return” means all returns, reports, claims for refund, information statements or returns relating to or required to be filed in connection with any Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” shall have the meaning set forth in Section 10F(i).

“Title IV Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA, other than a Multiemployer Plan.

“Total LTM Gross Profit from Overlapping Branch Operation” means, with respect to each Overlapping Acquired Branch, the sum of (a) LTM Gross Profit from the Overlapping Acquired Branch and (b) LTM Gross Profit from the Overlapping Buyer Branch.

“Transferred Patients” means any patient that is serviced by the Sellers prior to the Closing that is serviced by Buyer or any of its Affiliates at any Buyer Branch other than an Overlapping Buyer Branch during Year 1.

“Unaudited Financial Statements” shall have the meaning set forth in Section 11G(i).

“VA” shall have the meaning set forth in Section 11P.

“VA Contract” shall have the meaning set forth in Section 11P.

“VA Subcontract Agreement” means the subcontract agreement entered into between the Company, or the appropriate Subsidiary of the Company, on the one hand and Buyer, or the appropriate Subsidiary of Buyer, on the other hand, pursuant to which, among other things, the economic and practical benefits of (i) the Government Contract(s) shall be vested in Buyer prior to the Novation, effective until such time as the Novation of such Government Contract(s) occurs (or such earlier time as the VA Subcontract Agreement is terminated) and (ii) any other applicable Contract that is subject to post-Closing requirements, until such time as the consent is received and the Contract is successfully assigned to the Buyer.

“WARN” means, collectively, the Worker Adjustment and Retraining Notification act of 1988, 29 U.S.C. § 2101, et seq., as amended, or any similar foreign, state or local law, regulation or ordinance.

“WCP Owners” means each of (i) Waud Capital Partners II, LP, (ii) Waud Capital Partners QP II, LP, (iii) WCP FIF II (CarePoint), LP, (iv) Waud Capital Affiliates II, LLC and (v) Waud Capital Partners, LLC.

“Year 1” shall mean the twelve month period beginning on the first day of the month following the month in which the Closing occurs.

Exhibit B

ESCROW AGREEMENT

Exhibit C

COMPANY CLOSING CERTIFICATE

Exhibit D

BUYER CLOSING CERTIFICATE

Exhibit E

BILL OF SALE

Exhibit F

POWER OF ATTORNEY

Exhibit G

OVERLAPPING BRANCH GROSS PROFIT ALLOCATION

Exhibit H

EXAMPLE NET WORKING CAPITAL CALCULATION

Exhibit I

OWNERSHIP PERCENTAGES

LIST OF SCHEDULES

Schedule 1B	Excluded Assets
Schedule 1C	Assumed Liabilities
Schedule 1D	Excluded Liabilities
Schedule 1F	Regulatory Filings
Schedule 1(G)(iii)	Payees
Schedule 1I	Purchase Price Allocation
Schedule 1J	Holdback
Schedule 1L	Overlapping Acquired Branches and Overlapping Buyer Branches
Schedule 2B(vii)	Liens and UCC Financing Statements
Schedule 2B(ix)	Consents
Section 3B	Ordinary Conduct of Busines
Schedule 3H	Regulatory Filings
Section 4B(ii)	Authorization; No Breach
Section 4C	Ownership
Section 5B	Subsidiaries
Section 5C(ii)	Authorization; No Breach
Section 5D(i)	Financial Statements
Section 5D(ii)	Undisclosed Liabilities
Section 5E	Absence of Certain Developments
Section 5F(i)	Real Property
Section 5F(iii)	Personal Property
Section 5G	Tax Matters
Section 5H(i)	Company Material Contracts
Section 5H(ii)	Breach of Company Material Contracts
Section 5H(iii)	Business Relations
Section 5I	Intellectual Property
Section 5J	Company - Legal Proceedings
Section 5K	Licenses and Permits
Section 5L	Accreditations
Section 5N(i)	Employee Benefit Plans
Section 5N(ii)	Employee Benefit Plans
Section 5N(v)	Employee Benefit Plans
Section 5N(vii)	Employee Benefit Plans
Section 5N(viii)	Employee Benefit Plans
Section 5O(i)	Insurance
Section 5O(ii)	Insurance
Section 5O(iii)	Insurance Claims
Section 5P	Compliance with Applicable Laws
Section 5Q	Environmental
Section 5R(i)	Employees
Section 5R(ii)	Employees
Section 5R(iii)	Employees
Section 5R(iv)	Employees
Section 5R(v)	Employees
Section 5R(vi)	Employees

Section 5R(vii)	Employees
Section 5S(i)	Compliance with Applicable Health Care Laws
Section 5S(ii)	Compliance with Applicable Health Care Laws
Section 5S(iii)	Compliance with Applicable Health Care Laws
Section 5T	Payor Relations
Section 5U	Transactions with Affiliates
Schedule 8A	Restrictive Covenant Matters
Schedule 8B(ii)(1)	Covenants Against Solicitation
Schedule 8B(ii)(2)	Covenants Against Solicitation
Schedule 8C	Covenants Against Competition
Schedule 9A	Permitted Encumbrances
Schedule 9B	Buyer’s Past Practices
Schedule 11E(iii)	Extended Illness Bank Benefits
Schedule 11F	Employees
Schedule 11S	ISI Telecom Services